Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AMGEN INC.,

AVIATOR MERGER SUB, INC.,

AVIDIA, INC.

and

ALLOY VENTURES, INC.,

AS STOCKHOLDERS’ AGENT

Dated as of September 28, 2006

Table of Contents (cont’d)

	3.14	Employees and Consultants	28

	3.15	Title to Assets	28

	3.16	Real Estate	29

	3.17	Environmental Matters	29

	3.18	Taxes	30

	3.19	Employee Benefit Plans	33

	3.20	Employee and Labor Matters	37

	3.21	Insurance	38

	3.22	Compliance With Laws	38

	3.23	Brokers’ and Finders’ Fee	39

	3.24	Certain Payments	39

	3.25	Minute Books	39

	3.26	Complete Copies of Materials	39

	3.27	Payments Subject to Code Section 280G	39

	3.28	Takeover Statutes	40

	3.29	Regulatory Compliance	40

	3.30	Clinical Material	41

4.	Representations and Warranties of Parent and Merger Sub		42

	4.1	Organization, Standing and Power	42

	4.2	Authority	42

	4.3	Noncontravention	42

	4.4	Merger Sub	43

	4.5	Adequacy of Funds	43

5.	Conduct Prior to the Effective Time		43

	5.1	Conduct of Business of the Company	43

6.	Additional Agreements		46

	6.1	Access to Information	46

	6.2	Public Disclosure	47

	6.3	Regulatory Approval; Further Assurances	47

	6.4	Employees	48

	6.5	FIRPTA Matters	50

Table of Contents (cont’d)

	6.6	Indemnification of Officers and Directors of the Company and its Subsidiaries	50

	6.7	No Solicitation by the Company	50

	6.8	Takeover Statute	51

	6.9	Taxes and Related Matters	51

	6.10	Disclosure of Clinical Data	52

	6.11	Stockholder Vote Concerning Code Section 280G	52

	6.12	Bonus Plan	52

	6.13	Series C Preferred Stock Purchase Agreement	53

7.	Conditions to the Merger		53

	7.1	Conditions to Obligation of Each Party to Effect the Merger	53

	7.2	Additional Conditions to the Obligations of Parent and Merger Sub	53

	7.3	Additional Conditions to Obligation of the Company	55

8.	Termination		55

	8.1	Termination	55

	8.2	Effect of Termination	56

9.	Contingent Payments; Indemnification		56

	9.1	Contingent Payments	56

	9.2	Indemnification	59

	9.3	Stockholders’ Agent	61

	9.4	Actions of the Stockholders’ Agent	63

10.	General Provisions		64

	10.1	Notices	64

	10.2	Additional Definitions	65

	10.3	Company Disclosure Schedule	66

	10.4	Counterparts	66

	10.5	Entire Agreement; Nonassignability; Parties in Interest	66

	10.6	Severability	67

	10.7	Remedies Cumulative	67

	10.8	Governing Law	67

	10.9	Rules of Construction	67

	10.10	Time is of the Essence; Enforcement	68

	10.11	Amendment; Waiver	68

LIST OF EXHIBITS
Exhibit A	Voting Agreement

Exhibit B	Form of Legal Opinion of Counsel for the Company

LIST OF ANNEXES
Annex A	Bonus Plan

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 28, 2006 by and among Amgen Inc., a Delaware corporation (“Parent”), Aviator Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Avidia, Inc., a Delaware corporation (the “Company”) and Alloy Ventures, Inc., in its capacity as a Stockholders’ Agent hereunder (the “Stockholders’ Agent”).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law, as amended (“Delaware Law”), Parent, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

B. The board of directors of the Company has, by resolutions duly adopted, unanimously: (i) declared that the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved this Agreement in accordance with the provisions of the Delaware Law and the provisions of the California General Corporation Law, as amended (“California Law”) applicable to the Company by virtue of Section 2115 thereof; (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval by written consent; and (iv) recommended that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger;

C. The respective boards of directors of Parent and Merger Sub have, by resolutions duly adopted, unanimously declared that the Merger and the other transactions contemplated by this Agreement are advisable and approved this Agreement in accordance with the provisions of the Delaware Law; and

D. On or prior to the date of this Agreement, each holder of Company Capital Stock who is executing the Voting Agreement has executed a written consent with respect to all shares of Company Capital Stock held by such holder, approving this Agreement and the Merger, and as a result, the Required Stockholder Vote has been obtained.

NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

1. Definitions.

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“280G Shareholder Vote” has the meaning set forth in Section 6.11.

“Action” means any civil, criminal, administrative or regulatory action, suit, demand, inquiry, claim, hearing, investigation or proceeding.

“Agreement” has the meaning set forth in the Preamble.

“Affiliate” means, with respect to any person, another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person.

“Appointing Former Holder” has the meaning set forth in Section 9.3(a).

“Assets” means all of the tangible and intangible properties and assets (real, personal or mixed), but not IP Rights, and, in case of the Company and/or any of its Subsidiaries, used or held for use in connection with or material to the Current Company Business.

“AV14C001” has the meaning set forth in Section 6.10.

“Avimer” means a molecule that may be created by the Company’s proprietary method of creating protein chains that originate from the recombination of families of human serum proteins and which contain modular binding domains designed to bind to a particular target site.

“Basket Amount” has the meaning set forth in Section 9.2(b).

“BIA Agreement” has the meaning set forth in Section 3.13(b).

“BLA” means a Biologics License Application submitted to the FDA to allow for the marketing and distribution of a biological product into the United States, as described in Section 351 of the Public Health Service Act, as amended, and 21 C.F.R. Part 601, as it may be amended.

“Bonus Plan” shall mean the Company’s 2006 Change of Control Bonus Plan attached hereto as Annex A.

“California Law” has the meaning set forth in Recital B.

“CERCLA” has the meaning set forth in Section 3.17(a).

“Certificate” has the meaning set forth in Section 2.7(a).

“cGMP” means the applicable regulatory requirements, as amended from time to time, for current Good Manufacturing Practice, including without limitation those promulgated by (i) the FDA under the United States Federal Food, Drug and Cosmetic Act, 21 C.F.R. §210 et seq. or under the Public Health Service Act, Biological Products, 21 C.F.R. §§600-610, (ii) the European Medicines Agency or under the European Union guide to Good Manufacturing Practice for medical products and (iii) any other applicable Governmental Entity in each jurisdiction where the Company, or a third party acting on its behalf, is undertaking a clinical trial.

“Claim Notice” has the meaning set forth in Section 9.2(c).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“CMC” has the meaning set forth in Section 3.30.

“COBRA” has the meaning set forth in Section 3.19(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” has the meaning set forth in Section 6.7.

“Company Balance Sheet” has the meaning set forth in Section 3.4.

“Company Balance Sheet Date” has the meaning set forth in Section 3.6.

“Company Capital Stock” means all shares of Company Common Stock and Company Preferred Stock.

“Company Common Stock” means shares of Company’s common stock, par value $.0001 per share.

“Company Disclosure Schedule” has the meaning set forth in Section 3.

“Company Employees” has the meaning set forth in Section 6.4(a).

“Company Employee Plans” has the meaning set forth in Section 3.19(a).

“Company Financial Statements” has the meaning set forth in Section 3.4.

“Company International Employee Plans” has the meaning set forth in Section 3.19(a).

“Company IP Rights” has the meaning set forth in Section 3.10(a).

“Company Material Adverse Effect” has the meaning set forth in Section 10.2(a).

“Company Options” means options to purchase shares of Company Common Stock.

“Company Option Plan” means the Company’s 2003 Stock Option Plan.

“Company Preferred Stock” means all shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

“Company Products” has the meaning set forth in Section 3.29(a).

“Company Warrant” means each outstanding warrant to purchase Company Capital Stock.

“Confidentiality Agreement” has the meaning set forth in Section 8.2.

“Contingent Payments” means each of the SQ Formulation Milestone Payment and the Registration Study Milestone Payment.

“Contract” means any loan agreement, indenture, letter of credit (including related letter of credit applications and reimbursement obligations), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, license, franchise, permit, power of attorney, invoice, quotation, purchase order, lease, supply agreement, contract research organization agreement, co-promotion agreement, co-development agreement, collaboration agreement and any other agreement, contract, instrument, obligation, offer, commitment, plan, arrangement or understanding, written or oral, express or implied, to which a person is a party or by which any of its Assets or any Company IP Rights or Third Party IP Rights may be bound or affected, in each case as amended, supplemented, waived or otherwise modified.

“Copyrights” has the meaning set forth in Section 3.10(a).

“Current Company Business” has the meaning set forth in Section 3.1.

“Delaware Law” has the meaning set forth in the Recital A.

“Disqualified Individual” has the meaning set forth in Section 3.27.

“Dissenting Share” has the meaning set forth in Section 2.9.

“Dissenting Stockholder” has the meaning set forth in Section 2.9.

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Laws” has the meaning set forth in Section 3.17(a).

“ERISA” has the meaning set forth in Section 3.19(a).

“ERISA Affiliate” has the meaning set forth in Section 3.19(a).

“Expense Statement” has the meaning set forth in the definition of the term “Specified Transactional Expenses.”

“FDA” means the United States Food and Drug Administration.

“FDCA” has the meaning set forth in Section 3.29.

“Former Securityholders” means, collectively, Former Stockholders and those persons who held outstanding Company Warrants, Vested Company Options and/or Units, in each case, immediately prior to the Effective Time.

“Former Stockholders” means those persons who held shares of outstanding Company Capital Stock immediately prior to the Effective Time (other than any holder of outstanding Company Warrants, Company Options or Units immediately prior to the Effective Time).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 3.1.

“Hazardous Materials” has the meaning set forth in Section 3.17(a).

“HIPAA” has the meaning set forth in Section 3.19(f).

“HMO” has the meaning set forth in Section 3.19(k).

“HSR” has the meaning set forth in Section 3.2.

“IL6 Avimer” means that specific molecule identified as C326 developed by the Company that inhibits interleukin 6, the structure of which appears in Section 1.1 of the Company Disclosure Schedules.

“Indemnified Party” has the meaning set forth in Section 9.2(b).

“IP License” has the meaning set forth in Section 3.10(a).

“IP Rights” has the meaning set forth in Section 3.10(a).

“knowledge” has the meaning set forth in Section 10.2(b).

“Laws” (including, with the correlative meaning, the term “Law”) means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Lease” has the meaning set forth in Section 3.16(a).

“Liabilities” means any and all indebtedness, Losses, claims, charges, demands, actions, damages, obligations, payments, costs and expenses, sums of money, bonds, indemnities and similar obligations, covenants, contracts, controversies, omissions, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether due or to become due, fixed, contingent or absolute, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising, including those arising under any Law, principles of common law (including out of any contract or tort based on negligence or strict liability), action, threatened or contemplated action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened or contemplated actions), order or consent decree of any Government Entity or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, whether or not the same would be required by GAAP to be recorded or reflected in financial statements or disclosed in the notes thereto.

“Losses” (including, with the correlative meaning, the term “Loss”) means any losses, Liabilities, settlements, Actions, judgments, deficiencies, assessments, Taxes, Tax Benefit Losses, interest, penalties, costs, expenses (including reasonable legal, accounting and other professional fees and disbursements and expenses of investigation, preparation, defense and ongoing monitoring) and damages of any kind or nature, whether or not resulting from a claim asserted by a third party.

“Material Contract” has the meaning set forth in Section 3.12(c).

“Maxygen Agreement” has the meaning set forth in Section 3.12(b).

“MedImmune Agreement” means the Exclusive License and Collaboration Agreement, dated October 19, 2005, between the Company and MedImmune, Inc.

“Merger” has the meaning set forth in Recital A.

“Merger Consideration” means (a) the Up-Front Payment plus (b) the Contingent Payments, if any are payable pursuant to the terms of this Agreement.

“Merger Sub” has the meaning set forth in the Preamble.

“Milestone” means each of the SQ Formulation Milestone and the Registration Study Milestone.

“NDA” means a new drug application, as described in Section 505(b)(1) of the federal Food, Drug & Cosmetic Act of 1938, as amended, and 21 C.F.R. Part 314.50 et seq., as it may be amended.

“Order” has the meaning set forth in Section 7.1(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Claims” has the meaning set forth in Section 9.1(b)(iii).

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Indemnified Party” means collectively: (a) Parent and its Affiliates; (b) each director, officer, employee, agent and representative of each person described in clause (a); and (c) each heir, executor and administrator of each person described in clause (a) or (b), in such capacity.

“Parent Material Adverse Effect” has the meaning set forth in Section 4.3(b).

“Parent Option” has the meaning set forth in Section 2.11(b).

“Parent Plans” has the meaning set forth in Section 6.4(a).

“Patent Rights” has the meaning set forth in Section 3.10(a).

“Payee” has the meaning set forth in Section 9.2(e)(i).

“Paying Agent” has the meaning set forth in Section 2.7(b).

“Payor” has the meaning set forth in Section 9.2(e)(i).

“Permitted Encumbrances” has the meaning set forth in Section 3.15.

“person” has the meaning set forth in Section 10.2(d).

“Phase I Clinical Trial” means the first phase of human clinical trials conducted on sufficient numbers of patients with the endpoint of determining initial tolerance, safety and pharmacokinetic information, and as described, with respect to the United States, in 21 C.F.R. §312.21(a), as it may be amended, and, with respect to any other country or jurisdiction, its equivalent in such other country or jurisdiction (to the extent such Phase I Clinical Trial will provide material support and direction for subsequent clinical trials and, ultimately, marketing approval in the United States).

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Pro Rata Portion” means, with respect to any Former Securityholder, the fraction having: (a) a numerator equal to the sum of (i) the number of shares of Company Capital Stock held by such person immediately prior to the Effective Time (including shares of Company Capital Stock that constitute, and have never lost their status as, Dissenting Shares, held by such person), (ii) the number of shares of Company Capital Stock subject to an outstanding Company Warrant held by such person immediately prior to the Effective Time, (iii) the number of shares of Company Capital Stock subject to an outstanding Company Option held by such person immediately prior to the Effective Time and (iv) the number of Units which have been awarded to such person as of immediately prior to the Effective Time, in each case, with all Company Preferred Shares being measured on an as-converted basis, as applicable; and (b) a denominator equal to the sum of (i) the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (including all shares of Company Capital Stock that constitute, and have never lost their status as, Dissenting Shares), (ii) the aggregate number of shares of Company Capital Stock subject to all outstanding Company Warrants immediately prior to the Effective Time, (iii) the aggregate number of shares of Company Capital Stock subject to all outstanding Company Options immediately prior to the Effective Time and (iv) the aggregate number of Units which have been awarded as of immediately prior to the Effective Time, in each case, with all Company Preferred Shares being measured on an as-converted basis, as applicable.

“RCRA” has the meaning set forth in Section 3.17(a).

“Registration-Enabling Clinical Trial” means a human clinical trial conducted on sufficient numbers of patients for the principal purpose of definitively establishing that a drug is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed upon approval, and to provide pivotal data enabling marketing approval by the FDA of such drug or label expansion of such drug. Nothing in this Agreement shall obligate Parent or the Surviving Corporation to seek, file or take any action in respect of any Special Protocol Assessment or any NDA (or BLA, if applicable).

“Registration Study Milestone” has the meaning set forth in Section 9.1(a).

“Registration Study Milestone Maximum Amount” has the meaning set forth in Section 9.1(a).

“Registration Study Milestone Payment” has the meaning set forth in Section 9.1(a).

“Registration Study Milestone RSU(s)” has the meaning set forth in Section 2.11(c).

“Remaining Up-Front Payment” means an amount, in cash, equal to: (a) (i) the Up-Front Payment, (ii) minus any amounts paid or payable pursuant to Section 2.6(a) of this Agreement, (iii) plus the aggregate exercise price in respect of all outstanding Company Warrants outstanding immediately prior to the Effective Time, (iv) plus the aggregate exercise price in respect of all Company Options outstanding immediately prior to the Effective Time and (v) plus $168,052; (b) divided by the sum of (i) the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (including all shares of Company Capital Stock that constitute, and have never lost their status as, Dissenting Shares), (ii) the aggregate number of shares of Company Capital Stock subject to all outstanding Company Warrants immediately prior to the Effective Time, (iii) the aggregate number of shares of Company Capital Stock subject to all outstanding Company Options immediately prior to the Effective Time and (iv) the aggregate number of Units which have been awarded as of immediately prior to the Effective Time, in each case, with all Company Preferred Shares being measured on an as-converted basis, as applicable.

“Required Stockholder Vote” has the meaning set forth in Section 3.2.

“Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $.0001 per share, as defined in the Company’s Amended and Restated Certificate of Incorporation.

“Series A-1 Preferred Stock” means shares of the Company’s Series A-1 Preferred Stock, par value $.0001 per share, as defined in the Company’s Amended and Restated Certificate of Incorporation.

“Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $.0001 per share, as defined in the Company’s Amended and Restated Certificate of Incorporation.

“Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $.0001 per share, as defined in the Company’s Amended and Restated Certificate of Incorporation, including, without limitation, all shares of such Series C Preferred Stock issued or issuable under the Series C Preferred Stock Purchase Agreement (including, without limitation, pursuant to any exercise of the Put Right (as defined in the Series C Preferred Stock Purchase Agreement) under Section 1.4 of the Series C Preferred Stock Purchase Agreement).

“Series C Preferred Stock Purchase Agreement” means that certain Series C Preferred Stock Purchase Agreement, dated May 5, 2006, by and among the Company and the Purchasers listed on the Schedule of Purchasers attached thereto (the “Series C Preferred Stock Purchasers”).

“Series C Preferred Stock Purchasers” has the meaning set forth in the definition of the term “Series C Preferred Stock Purchase Agreement.”

“Special Protocol Assessment” means an agreement between the FDA and a sponsor on the design and size of clinical trials intended to form the primary basis of an efficacy claim in a marketing application, as described in FDA’s Guidance for Industry entitled “Special Protocol Assessment” (May 2002), as it may be amended.

“Specified Transactional Expenses” means any amounts in excess of $5,000,000 paid by the Company since March 31, 2006, or payable at any time after the Effective Time, to financial advisors, investment bankers, accountants, auditors, the Stockholders’ Agent (including, without limitation, the Stockholders’ Agent’s Fund), legal counsel or other agents, representatives, advisors or any other person in connection with the transactions contemplated hereby, and to any party with respect to any consent, royalty, milestone, settlement or similar payments under any Contract (including, without limitation, any amounts payable in connection with the matters set forth in Section 9.1(b)(iii) of the Company Disclosure Schedule), as set forth in a statement delivered by the Company to Parent not less than five business days prior to the Closing Date (and updated and supplemented by the Company through and including the Closing Date), and agreed to by Parent (the “Expense Statement”).

“SQ Formulation Milestone” has the meaning set forth in Section 9.1(a).

“SQ Formulation Milestone Payment” has the meaning set forth in Section 9.1(a).

“SQ Formulation Milestone RSU(s)” has the meaning set forth in Section 2.11(c).

“Stockholders’ Agent” has the meaning set forth in the Preamble.

“Stockholders’ Agent’s Costs” has the meaning set forth in Section 9.3(b).

“Stockholders’ Agent’s Fund” has the meaning set forth in Section 9.3(a).

“Subsidiary” has the meaning set forth in Section 10.2(c).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Statute” has the meaning set forth in Section 3.28.

“Tax(es)” has the meaning set forth in Section 3.18(a).

“Tax Benefit Loss” means the lost value to Parent due to any of the following (but excluding, in each case, any value lost as a result of the application of Section 382, 383 or 384 of the Code whether as the result of the transactions contemplated by this Agreement or prior transactions): (a) a reduction of a Tax credit of the Company or any of its Subsidiaries shown on a Tax Return attributable to an income Tax period ending on or before the Effective Date, (b) a reduction of a Tax deduction or Tax loss or an increase in an item of Taxable income or gain shown on a Tax Return of the Company or any of its Subsidiaries attributable to an income Tax period ending on or before the Effective Date, or (c) a disallowed deduction due to an excess parachute payment under section 280G of the Code. The lost value to the Parent described in (a), (b) or (c) shall be measured by the increase in the Taxes due shown on any Tax Return of the Company, the Surviving Corporation or Parent in which the benefit of the lost Tax benefit is or would otherwise be obtained through a reduction of Taxes, as computed on a with and without basis.

“Tax Return” has the meaning set forth in Section 3.18(b).

“Third Party Claim” has the meaning set forth in Section 9.2(c).

“Third Party IP Rights” has the meaning set forth in Section 3.10(a).

“Trademark Rights” has the meaning set forth in Section 3.10(a).

“Unit” means a contractual right to receive a cash payment equal in value to a share of Company Common Stock contingent upon consummation of the Merger, designated as a “Participating Unit” and defined under the Bonus Plan and awarded to participants under the Bonus Plan.

“Unvested Company Option(s)” means those Company Options which have been granted and which have not vested as of immediately prior to the Effective Time under the Company Option Plan.

“Up-Front Exchange Ratio” means: (a) the Remaining Up-Front Payment, (b) divided by the closing price of a share of Parent Common Stock on the third trading day immediately preceding the Closing.

“Up-Front Payment” shall mean an amount, in cash, equal to: (a) $360,000,000, (b) minus the Specified Transactional Expenses, and (c) minus any dividends that have been declared by the Company since the Company Balance Sheet Date, whether paid or unpaid as of the Closing Date.

“VEBA” has the meaning set forth in Section 3.19(a).

“Vested Company Option(s)” shall mean those Company options which have been granted and which shall have vested as of immediately prior to the Effective Time under the Company Option Plan.

“Voting Agreements” has the meaning set forth in Section 3.2.

“Voting Debt” has the meaning set forth in Section 3.2.

2. The Merger.

2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions set forth in this Agreement, and pursuant to the applicable provisions of the Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place as soon as practicable, but no later than two business days, after the satisfaction or waiver of the last of the conditions set forth in Section 7 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time as the parties hereto agree (the actual date on which the Closing takes place being the “Closing Date”). In the event that, pursuant to the terms of the preceding sentence, the Closing Date would have occurred within a ten business day period prior to the last business day of any fiscal quarter of Parent, then Parent may, in its sole discretion, delay the Closing Date until the first business day of the next succeeding fiscal quarter of Parent. The Closing shall take place at the offices of Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, CA 94306, or at such other location as the parties hereto agree. In connection with the Closing, Parent and the Company shall cause the Merger to be made effective by filing the Certificate of Merger in the form attached hereto as Schedule 2.2 with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing being the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger filed pursuant to Section 2.2 and the applicable provisions of Delaware Law.

2.4 Certificate of Incorporation; Bylaws. Unless otherwise agreed to by Parent and the Company prior to the Closing, at the Effective Time:

(a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such certificate of incorporation; and

(b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended.

2.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, any stockholders of the Company or the Stockholders’ Agent, (A) any shares of Company Common Stock then held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, (B) each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation and (C) the Merger Consideration shall be distributed as follows:

(a) Each share of Company Preferred Stock then outstanding shall be converted into the right to receive the following amounts from the Up-Front Payment:

(i) each share of Series A Preferred Stock shall be converted into the right to receive an amount, in cash, equal to $7.50;

(ii) each share of Series A-1 Preferred Stock shall be converted into the right to receive an amount, in cash, equal to $7.50;

(iii) each share of Series B Preferred Stock and each share of Series B Preferred Stock which may be purchased under an applicable Company Warrant shall be converted into the right to receive an amount, in cash, equal to $4.75683; and

(iv) each share of Series C Preferred Stock shall be converted into the right to receive an amount, in cash, equal to $6.26.

(b) After payment in full of the amounts set forth in clause (a) above, (i) each holder of Company Capital Stock shall be entitled to receive the Remaining Up-Front Payment for each share of Company Capital Stock held by such holder, (ii) each holder of a Company Warrant shall be entitled to receive the Remaining Up-Front Payment for each share of Company Capital Stock which may be purchased under such Company Warrant minus the exercise price per share of Company Capital Stock at which such Company Warrant was exercisable immediately prior to the Effective Time, (iii) each holder of a Vested Company Option shall be entitled to receive the Remaining Up-Front Payment for each share of Company Common Stock which may be purchased under such Vested Company Option minus the exercise price per share of Company Common Stock at which such Vested Company Option was exercisable immediately prior to the Effective Time, and (iv) each holder of a Unit issued under the Company’s Bonus Plan shall be entitled to receive the Remaining Up-Front Payment for each share of Company Common Stock represented by each such Unit minus $0.46 per Unit.

(c) Each Former Securityholder shall be entitled to receive such holder’s Pro Rata Portion of the applicable Contingent Payment, if any, to be paid to such holder at the time and in the manner set forth in Section 9.1.

2.7 Surrender of Certificates.

(a) At the Effective Time, all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of the Company Capital Stock (a “Certificate”) shall have any rights as a stockholder of the Company and each Certificate (i) representing any outstanding shares of Company Capital Stock shall thereafter represent only the right to receive the Merger Consideration payable in respect of such shares as set forth in this Agreement and (ii) representing any Dissenting Shares shall thereafter represent only the right to receive the payments described in Section 2.9.

(b) At or promptly following the Effective Time, Parent shall deposit or shall cause to be deposited with a paying agent designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of Former Stockholders, an amount in cash sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments to each Former Stockholder of the amounts set forth in Sections 2.6(a) and (b). From and after the Effective Time, the Paying Agent shall act as the agent of Parent and the Surviving Company in effecting any amounts to be paid under this Agreement and the exchange of the Certificates that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock. In the event that Parent elects, in its sole discretion pursuant to Section 2.11(a), 2.11(e) or 9.1(b)(ii) of this Agreement, to have the Paying Agent make the applicable payments under Section 2.6(a) or (b) to former holders of Company Warrants, former holders of Vested Company Options and/or former holders of Units, Parent shall make appropriate arrangements with the Paying Agent to such effect and all references to “Former Stockholders” in this Section 2.7 shall be deemed to apply to “Former Securityholders,” unless the context expressly requires otherwise.

(c) Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof), such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, duly completed and validly executed in accordance with the instructions thereto, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a payment of the applicable amount provided in Section 2.6 with respect to such Certificate (after giving effect to any required Tax withholdings) and (ii) the Certificate so surrendered shall forthwith be canceled. Parent shall, no later than two business days after receipt of each properly surrendered Certificate, cause the Paying Agent to make the payment of the applicable amount provided in Sections 2.6(a) and (b) to the holder of such Certificate, in cash, by wire transfer of immediately available funds to the account designated by such holder in the letter of transmittal delivered with such Certificate. Parent shall cause the Paying Agent to pay to each holder of a properly surrendered Certificate, at the time and in the manner set forth in Section 9.1, such holder’s applicable Pro Rata Portion of any Contingent Payment to be paid as provided in Section 2.6(c). Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Company Capital Stock (other than Dissenting Shares) will be deemed from and after the Effective Time, for all purposes, to evidence the right to receive a payment of the applicable amount provided in Section 2.6. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent, it shall be cancelled and exchanged as provided in this Section 2.7. No interest shall be paid or accrued after the Effective Time on any amount payable upon due surrender of the Certificates.

If payment is to be made to a person other than the registered holder of the Certificate surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Paying Agent that such Tax was paid or is not applicable.

(d) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall thereafter be no further registration of transfers of shares of Company Capital Stock outstanding immediately prior to the Effective Time on the records of the Company. At and after the Effective Time, each holder of a Certificate shall cease to have rights as a stockholder of the Company, except for the right to surrender his or her Certificate in exchange for the applicable portion of the Merger Consideration, or to the extent but only to the extent permitted by applicable Law, to assert dissenter’s rights and no transfer of Shares shall thereafter be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Paying Agent, Parent or the Surviving Corporation, they shall be canceled and exchanged for the applicable portion of the Merger Consideration.

(e) Upon the earlier to occur of (i) the 90th calendar day following the Closing Date and (ii) the earliest date as of which the Paying Agent has made payments pursuant to Sections 2.6(a) and (b) of this Agreement in exchange for at least 90% of the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, the Paying Agent’s duties shall terminate in respect of payments pursuant to Sections 2.6(a) and (b) of this Agreement, and any cash deposited in the account of the Paying Agent in respect of payments pursuant to Sections 2.6(a) and (b) of this Agreement shall be transferred to an account of the Surviving Corporation or Parent managed and held for the benefit of the Former Stockholders. In the event that Parent elects, in its sole discretion pursuant to Section 2.11(a), 2.11(e) or 9.1(b)(iii) of this Agreement to have the Paying Agent make the applicable payments under Section 2.6(c) to Former Securityholders, upon the earlier to occur of (i) the 90th calendar day following the payment by Parent, or on Parent’s behalf, of the applicable amounts to the Paying Agent pursuant to Section 9.1(a) of this Agreement and (ii) the earliest date as of which the Paying Agent has made payments pursuant to Section 2.6(c) of this Agreement in exchange for at least 90% of the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, the Paying Agent’s duties shall terminate in respect of payments pursuant to Section 2.6(c) of this Agreement, and any cash deposited in the account of the Paying Agent in respect of payments pursuant to Section 2.6(c) of this Agreement shall be transferred to an account of the Surviving Corporation or Parent managed and held for the benefit of such persons. Thereafter, any Former Securityholder that has not theretofore exchanged its shares in accordance with this Section 2.7 shall thereafter look only to the Surviving Corporation for payment of any amounts to be paid under this Agreement. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Paying Agent or any other person shall be liable to any Former Securityholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

2.8 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by such record holder, the Paying Agent shall pay to the record holder of such Certificate the applicable payment of the applicable amounts provided in Sections 2.6(a) and (b) to be paid in respect of the shares represented thereby upon due surrender of and deliverable in respect of the shares represented by such Certificate pursuant to this Agreement and such person also shall be entitled to the right to receive the applicable portion of the Contingent Payments to be distributed or provided in Section 2.6 at the time and in the manner set forth in Section 9.1; provided, however, that Parent or the Paying Agent may, in its discretion and as a condition precedent to the payment of such consideration, require such record holder to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate.

2.9 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time and which is held by a stockholder who did not consent to or vote in favor of the approval of this Agreement, which stockholder complies with all of the provisions of Delaware Law or, if applicable, California Law, relevant to the exercise and perfection of appraisal or, if applicable, dissenters’ rights (such share being a “Dissenting Share,” and such stockholder being a “Dissenting Stockholder”), shall not be converted into the right to receive the consideration to which the holder of such share would be entitled pursuant to Section 2.6, but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Delaware Law or, if applicable, California Law. If any Dissenting Stockholder fails to perfect such stockholder’s appraisal or, if applicable, dissenters’, rights under Delaware Law or, if applicable, California Law, or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares shall thereupon automatically be converted into the right to receive the applicable amounts provided in Section 2.6, pursuant to the exchange procedures set forth in Section 2.7. The Company will promptly give Parent notice of any demands received by the Company for appraisal or, if applicable, dissenters’ rights, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company with respect to its stockholders’ appraisal or, if applicable, dissenters’, rights. Parent shall have the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Delaware Law or, if applicable, California Law. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to any demands regarding appraisals of or payments for Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands. The Company shall comply with its obligations pursuant to Section 1301(a) of California Law within ten calendar days following the date of this Agreement.

2.10 Taking of Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Article II of this Agreement and to vest the Surviving Corporation with full right, title and possession to all Assets, IP Rights, rights, privileges, powers and franchises of the Company and Merger Sub, Parent and the Surviving Corporation are fully authorized in their respective names to take, and will take, all such lawful and necessary or desirable action, so long as such action is not inconsistent with this Agreement.

2.11 Treatment of Company Warrants, Company Options and Units.

(a) At the Effective Time, with no further action required on the part of Parent, the Surviving Corporation, the Paying Agent or any holder thereof, each outstanding Company Warrant, whether or not then exercisable, shall only entitle the holder thereof to receive the amounts provided for in Section 2.6 with respect to holders of Company Warrants. After the Effective Time, Parent shall, or shall cause the Surviving Corporation or the Paying Agent (as Parent shall determine in its sole discretion) to, deliver the amounts provided for in Sections 2.6(a) and (b) with respect to holders of Company Warrants to such holders of Company Warrants (solely with respect to shares of Company Capital Stock covered by such Company Warrants) as soon as reasonably practicable after (i) the surrender by such holder of its Company Warrant and (ii) the execution by such holders of an instrument, in form furnished by Parent, providing for the appointment by such holder of the Stockholders’ Agent pursuant to Section 9.3 of this Agreement and such other matters as Parent may reasonably request. Subject to a Company Warrant holder’s compliance with the terms of clauses (i) and (ii) of the preceding sentence, at the time and in the manner set forth in Section 9.1, Parent shall deliver such Company Warrant holder’s applicable Pro Rata Portion of any Contingent Payment to be paid as provided in Section 2.6(c) (solely with respect to shares of Company Capital Stock covered by such Company Warrants).

(b) At the Effective Time, each outstanding Vested Company Option shall be canceled and shall only entitle the holder thereof to receive the payments specified in Sections 2.6(b) and (c), subject to the provisions of Section 2.11(e) below. At the Effective Time, each outstanding Unvested Company Option shall be converted into an option to purchase Parent Common Stock in accordance with this Section 2.11(b) (a “Parent Option”) and a number of restricted stock units in respect of Parent Common Stock as specified in Section 2.11(c) below. Each Unvested Company Option so converted shall have, and be subject to, the same terms and conditions (including vesting schedule and repurchase rights) as set forth in the Company Option Plan and any agreements thereunder (or if issued other than pursuant to a Company Stock Option Plan, pursuant to the agreement that governs its issuance) immediately prior to the Effective Time and, to the extent allowable under applicable Law and the terms of the Company Option Plan (or such other agreement), except that (i) each Unvested Company Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares that were issuable upon exercise of such Unvested Company Option immediately prior to the Effective Time multiplied by the Up-Front Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Unvested Company Option so converted shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Unvested Company Option was exercisable immediately prior to the Effective Time by the Up-Front Exchange Ratio, rounded up to the nearest whole cent. Continuous employment with the Company or any Subsidiary shall be credited to the optionee for purposes of determining the vesting of all converted Unvested Company Options after the

Effective Time. In addition to the foregoing, Parent shall assume the Company Option Plan, and the number and kind of shares of Company Capital Stock available for issuance under the Company Option Plan shall be converted into shares of Parent Common Stock in accordance with the provisions of the Company Option Plan.

(c) At the Effective Time, each outstanding Unvested Company Option shall also be deemed to be converted into the right to acquire or receive benefits measured by the value (as of the third trading date immediately preceding the Closing Date) of the number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time and (ii) the Company Option holder’s Pro Rata Portion (solely with respect to the shares of Company Common Stock covered by such Unvested Company Option) of the maximum potential Contingent Payments specified in Section 9.1(a); provided that for purposes of this Section 2.11(c), “maximum potential Contingent Payments” shall be determined by reflecting any reductions pursuant to Section 9.1(b)(iii)(A). Such rights shall be divided into “SQ Formulation Milestone RSUs” in respect of the SQ Formulation Milestone Payment and “Registration Study Milestone RSUs” in respect of the Registration Study Milestone Payment in proportion to the maximum potential Contingent Payment attributable to each such Contingent Payment. The SQ Formulation Milestone RSUs and the Registration Study Milestone RSUs shall vest in accordance with the terms set forth in the subsections of Section 9.1 relevant to each Contingent Payment, being voided and of no further effect in proportion to the amount by which the relevant Contingent Payment that is due under Section 9.1(a), as adjusted pursuant to Section 9.1(b), is less than the maximum potential Contingent Payment specified in the relevant portion of Section 9.1(a), and the remainder of such RSUs which have not been so voided shall only vest if the former holder of such Unvested Company Option is an employee of Parent, the Surviving Corporation or any of their respective Subsidiaries at the time such Contingent Payment is payable; provided that the ability to earn such Contingent Payment has not otherwise terminated in accordance with Section 9.1(b)(i) and subject to the provisions of Section 2.11(c) in the Company Disclosure Schedule.

(d) The Company shall take all necessary steps to cause that, by virtue of the Merger, all repurchase rights the Company holds relating to shares of Company Common Stock acquired through the exercise of Company Options shall be held by the Surviving Corporation following the Merger or assigned to Parent and that such repurchase rights relate to the Merger Consideration received in respect of such shares of Company Common Stock.

(e) At the Effective Time, with no further action required on the part of Parent, the Surviving Corporation, the Paying Agent or any holder thereof, each outstanding Vested Company Option and Unit shall only entitle the holder thereof, as applicable, to receive the amounts provided for in Section 2.6 with respect to holders of Vested Company Options or Units, as applicable. After the Effective Time, Parent shall, or shall cause the Surviving Corporation or the Paying Agent (as Parent shall determine in its sole discretion) to (i) deliver the amounts provided for in Section 2.6(b) with respect to holders of Vested Company Options to such holders of Vested Company Options (solely with respect to the shares of Company Common Stock covered by such Vested Company Option) and shall, at the time and in the manner set forth in Section 9.1, deliver to each such holder of Vested Company Options such person’s applicable Pro Rata Portion of any Contingent Payment to be paid as provided in Section 2.6(c) (solely with respect to the shares of Company Common Stock covered by such Vested Company Option), and (ii) deliver the amounts provided for in Section 2.6(b) with respect to holders of Units to such holders of Units (solely with respect to the shares of Company Common Stock represented by such Unit), as provided in and pursuant to the Bonus Plan, and shall, at the time and in the manner set forth in Section 9.1, deliver to each such Unit holder such Unit holder’s applicable Pro Rata Portion of any Contingent Payment to be paid as provided in Section 2.6(c) (solely with respect to shares of Company Common Stock represented by such Unit), in each case, after the execution by such holders of Vested Company Options or Units, as the case may be, of an instrument, in form furnished by Parent, and after compliance by such holder with the other requirements of the Company Option Plan or the Bonus Plan, as applicable, and the terms of the Merger Agreement.

(f) The Company represents and warrants that none of the provisions of this Section 2.11, if effected, would violate the terms of the Company Option Plan or any other Company Employee Plan. At or prior to the Effective Time, the Company, the board of directors of the Company and the Company’s compensation committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.11.

2.12 Certain Withholding; No Interest. Parent or the Paying Agent shall be entitled to deduct and withhold from any portion of any payment payable pursuant to this Agreement to any Former Stockholder, former holder of a Company Warrant or former holder of a Company Option or Unit such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts (a) shall be remitted by Parent or the Paying Agent to the applicable Governmental Entity and (b) shall be treated for all purposes of this Agreement as having been paid to such Former Stockholder, former holder of a Company Warrant or former holder of a Company Option or Unit. No interest shall be payable on any amounts payable pursuant to this Agreement.

3. Representations and Warranties of the Company. The Company represents and warrants to Parent that, except as disclosed in a disclosure schedule of even date herewith delivered by the Company to Parent and complying with the provisions of Section 10.3 (the “Company Disclosure Schedule”):

3.1 Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing, if applicable, under the Laws of the jurisdiction of its incorporation. The Company and its Subsidiaries have the requisite corporate or similar power and authority to own, lease and operate their Assets and to carry on their business as now being conducted (collectively, the “Current Company Business”). Each of the Company and its Subsidiaries is duly qualified to do business, and is in good standing (if such concept is applicable in the relevant jurisdiction) in each jurisdiction where the operation of the Current Company Business by the Company and its Subsidiaries requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to result in a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has delivered, or made available for review in a data room, to Parent or its advisors true and correct copies of the respective certificate of incorporation and bylaws or other equivalent organizational documents, as applicable, of the Company and each of its Subsidiaries, each as in effect as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational documents. As of the date of this Agreement, (i) the Company has no Subsidiaries other than those listed in Section 3.1 of the Company Disclosure Schedule and (ii) the Company does not directly or indirectly own any material equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any material equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Section 3.1 of the Company Disclosure Schedule contains a correct and complete list of each jurisdiction where the Company and/or each of its Subsidiaries is organized and/or qualified to do business.

3.2 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger. The affirmative vote or consent of the holders of a majority of the shares of Company Common Stock and 66 2/3 percent of the shares of Company Preferred Stock (voting together as a single class on an as-converted basis) outstanding on the record date chosen for purposes of determining the stockholders of the Company entitled to vote on the approval of this Agreement is the only vote of the holders of any Company Capital Stock necessary under Delaware Law to approve this Agreement and the Merger (the “Required Stockholder Vote”). On or prior to the date of this Agreement, each holder of Company Capital Stock who is executing a Voting Agreement in the form attached hereto as Exhibit A (collectively, the “Voting Agreements”) has executed a written consent with respect to all shares of Company Capital Stock held by such holder, approving this Agreement and the Merger, and as a result, the Required Stockholder Vote has been obtained and no other corporate proceedings are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the filing and recordation of the Certificate of Merger and such other documents as required by Delaware Law). As a result of the Company’s receipt of all required stockholder approvals immediately following the execution and delivery hereof, the Merger has been approved by the Company’s stockholders in accordance with Delaware Law and California Law. The Board of Directors of the Company has unanimously (i) declared that the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement in accordance with the provisions of Delaware Law and California Law, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval by written consent, and (iv) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The execution and delivery of this Agreement by the Company does not constitute, and the consummation by the Company of the transactions contemplated hereby will not result in, a termination, or breach or violation by the Company of, or a default by the Company under (with or without notice or lapse of time, or both), (a) any provision of the certificate of incorporation or bylaws of the Company, as amended, (b) any Material Contract or (c) any Law applicable to the Company or any of its Assets, except in the case of clause (b) where such termination, breach, violation or default could not reasonably be expected to result in a Company Material Adverse Effect or Parent Material Adverse Effect. No material consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Entity”) is required to be obtained or made by the Company at or prior to the Effective Time in order for the Company to execute and deliver this Agreement or to consummate the Merger, except for: (a) the filing of the Certificate of Merger as provided in Section 2.2; and (b) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), and foreign antitrust Laws set forth in Section 3.2 of the Company Disclosure Schedule.

3.3 Governmental Authorizations. The Company and its Subsidiaries have obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required, as of the date hereof, for the operation by the Company and its Subsidiaries of the Current Company Business, and all of such consents, licenses, permits, grants and authorizations are in full force and effect.

3.4 Financial Statements. The Company has delivered to Parent or its advisors (a) the audited consolidated balance sheets and statements of operations of the Company as of and for the fiscal years ended December 31, 2004 and December 31, 2005, and for the period from inception (July 15, 2003) of the Company through December 31, 2005, and (b)(i) the unaudited consolidated balance sheet of the Company as of August 31, 2006 (the “Company Balance Sheet”) and (ii) the unaudited consolidated statement of operations of the Company for the eight-month period ended August 31, 2006 (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP (except as disclosed in the notes thereto and except that the unaudited Company Financial Statements do not contain footnotes and are subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods covered. The Company Financial Statements fairly present, in all material respects and in accordance with GAAP, the consolidated financial condition of the Company as of the dates indicated therein and the consolidated results of operations and cash flows of the Company for the periods indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Company Financial Statements.

3.5 Capitalization; Shares and Stockholder Information.

(a) Capitalization. The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock, of which there were issued and outstanding as of the close of business on the date of this Agreement 183,105 shares, and (ii) 13,991,652 shares of Company Preferred Stock. As of the date of this Agreement, there were issued and outstanding, 486,663 shares of Series A Preferred Stock convertible into the same number of shares of Common Stock. As of the date of this Agreement, there were issued and outstanding 340,000 shares of Series A-1 Preferred Stock convertible into the same number of shares of Common Stock. As of the date of this Agreement, there were issued and outstanding 6,006,070 shares of Series B Preferred Stock convertible into the same number of shares of Common Stock. As of the date of this Agreement, there were issued and outstanding 3,495,826 shares of Series C Preferred Stock convertible into the same number of shares of Common Stock. All outstanding shares of Company Common Stock and Company Preferred Stock (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are free of any liens or encumbrances created by the Company, and, to the knowledge of the Company, free of any liens or encumbrances created by or imposed upon the holders thereof, and (iii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the certificate of incorporation or bylaws of the Company or any agreement to which the Company is a party or by which it is bound. As of the date of this Agreement, there were 1,967,779 shares of Company Common Stock reserved for issuance under the Company Option Plan, of which 1,392,551 shares of Company Common Stock were subject to outstanding Company Options and 452,123 shares of Company Common Stock were reserved for future option grants. The Company has delivered to Parent or its advisors (or made available in a data room for review by Parent or its advisors) true and complete copies of each form of agreement and each Company Option Plan evidencing each Company Option. Each Company Option was granted or awarded with an exercise price no less than the fair market value of a share of Company Common Stock on the date of such grant or award based on a reasonable, good faith determination of fair market value by the Company’s Board of Directors consistent with the proposed regulations promulgated under Section 409A of the Code and such grant or award dates are identical to the dates on which the Company’s Board of Directors or Compensation Committee awarded such Company Options. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company, free and clear of any lien. Except for the rights created pursuant to this Agreement and the Company Options and other rights disclosed in the preceding sentences, there are no options, warrants, calls, rights, commitments or agreements that are outstanding to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any option, warrant, call, right, commitment or agreement regarding shares of Company Capital Stock. There are no other contracts, commitments or agreements relating to the voting, purchase or sale of the Company’s capital stock (a) between or among the Company and any of its stockholders, and (b) to the Company’s knowledge, between or among any of the Company’s stockholders. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter (“Voting Debt”). As of the date hereof, there are no declared and unpaid dividends on any share of Company Capital Stock.

(b) Shares and Stockholder Information. Section 3.5(b) of the Company Disclosure Schedule sets forth, as of the date hereof: (i) the true and correct number of shares of Company Capital Stock that each current stockholder of the Company holds of record; and (ii) to the knowledge of the Company, the address, state of residence, if applicable, and federal tax identification number (or social security number, as applicable) of such stockholder.

Section 3.5(b) of the Company Disclosure Schedule contains a correct and complete list of each outstanding Company Option, including the holder, date of grant, exercise price, number of shares subject thereto, number of shares vested as of such date, vesting schedule, the type of Company Option and the Company Option Plan or other plan under which such Company Stock Options were granted.

3.6 Absence of Certain Changes. Except as set forth in Section 3.6 of the Company Disclosure Schedule, between December 31, 2005 (the “Company Balance Sheet Date”) and the date of this Agreement, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not occurred (a) any amendment to the certificate of incorporation or bylaws or equivalent organizational documents of the Company or its Subsidiaries; (b) any change in the financial condition, prospects, Assets, IP Rights, Liabilities, business or results of operations of the Company and its Subsidiaries or any development or combination of developments of which the Company has knowledge that, individually or in the aggregate, could reasonably be expected to result in a Company Material Adverse Effect; (c) any material damage, destruction or other loss with respect to any IP Right or any material Asset, owned, leased, licensed or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (d) any merger or consolidation of the Company or any of its Subsidiaries with any other person or any split, combination or reclassification of the capital stock of the Company or any of its Subsidiaries or any purchase, redemption or other acquisition, directly or indirectly, by the Company or any of its Subsidiaries of the capital stock of the Company or such Subsidiary or any securities convertible or exercisable therefor; (e) any declaration, setting aside or payment of any dividend or other distribution, payable in cash, stock, property or otherwise, in respect of the capital stock of the Company; (f) any transfer, lease, license, guarantee, sale, mortgage, pledge, disposal or encumbrance of any IP Right or any material Asset, other than in the ordinary course of business consistent with past practice; (g) any incurrence by the Company or any of its Subsidiaries of any indebtedness or the issuance of any debt securities or warrants or other rights to acquire debt securities of the Company or any of its Subsidiaries or the assumption, guarantee or endorsement as an accommodation or otherwise, by the Company or any of its Subsidiaries of the obligations of any other person (other than any Subsidiary of the Company), in the case of any of the foregoing involving an aggregate principal amount or potential guaranteed amount in excess of $100,000; (h) any acquisition by the Company or any of its Subsidiaries of any Assets or interest in any Assets from any other person (other than any Subsidiary) outside the ordinary course of business consistent with past practice in excess of $100,000 individually, or $250,000 in the aggregate; (i) any incurrence of any lien on any IP Right or any material Asset; (j) any change by the Company in its accounting policies or procedures, except as required by GAAP or by applicable Law; (k) any revaluation of any of the Company’s IP Rights or material Assets; (l) any increase in or establishment of any bonus, insurance, severance, retention, deferred compensation, pension, retirement, profit-sharing, stock option, stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or employees of the Company or any of its Subsidiaries or any amendment of any of the Company Employee Plans or Company International Employee Plans; (m) any making of any material loan, advance or capital contribution to, or investment in, any person other than (i) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company and (ii) loans, advances or capital contributions to, or investments in, any person in an amount not in excess of $50,000 in the aggregate; or (n) any agreement or undertaking to do any of the foregoing.

3.7 Absence of Undisclosed Liabilities. The Company and its Subsidiaries do not have any Liabilities or obligations of any nature (whether known, unknown, absolute, accrued, choate, inchoate, contingent or otherwise, whether direct or indirect, or as guarantor or otherwise with respect to any Liability or obligation of any other person and whether due or to become due), except (a) as and to the extent disclosed on and adequately reserved against in the Company Financial Statements, (b) for Liabilities and obligations under the Company’s Contracts, including the Material Contracts listed in Section 3.7 of the Company Disclosure Schedule (other than Liabilities for any breach of such Contracts), (c) for accounts payable and payroll obligations incurred in the ordinary course of business since the Company Balance Sheet Date, (d) other Liabilities and obligations in the aggregate amount not exceeding $100,000 incurred since the Company Balance Sheet Date in the ordinary course of business, (e) for any other Liabilities not required to be reflected in the liabilities column of a balance sheet prepared in accordance with GAAP and (f) the Specified Transactional Expenses.

3.8 Litigation. There are (a) no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (other than routine claims for unemployment or workers’ compensation benefits not exceeding $10,000 in the aggregate) and (b) to the knowledge of the Company, no facts or circumstances that are reasonably likely to result in any such actions, suits, claims, hearings, investigations or proceedings. None of the Company or its Subsidiaries, or any of their respective IP Rights or material Assets, is subject to any settlement or similar agreement with any Governmental Entity, or to any order, judgment, decree, injunction or award of any Governmental Entity.

3.9 Restrictions on Business Activities. There is no Material Contract, other agreement, judgment, injunction, order or decree binding upon the Company or its Subsidiaries that has, or would reasonably be expected to have, the effect of prohibiting or materially impairing (i) the conduct of the Current Company Business by the Company or its Subsidiaries, or (ii) the ability of the Company or its Subsidiaries to transact business in any material market, field or geographical area or with any person.

3.10 Intellectual Property.

(a) For purposes of this Agreement:

(i) “IP Rights” means any and all of the following in any country: Copyrights, Patent Rights, Trademark Rights, domain name registrations, moral rights, trade secrets, know-how rights, and other intellectual property rights and intangible assets; for the avoidance of doubt, any reference in this Agreement to “IP Rights” of the Company and/or its Subsidiaries shall include, without limitation, Company IP Rights and Third Party IP Rights, unless the context expressly provides otherwise;

(ii) “Copyrights” means all copyrights and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution,

performance, preparation of derivative works, transformation, moral rights and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.

(iii) “IP License” means any Contract concerning IP Rights to which the Company or any of its Subsidiaries is a party or has obtained or granted rights thereunder, including, without limitation, license or sublicense agreements (A) granting the Company or any of its Subsidiaries rights to use IP Rights owned or held by any other Person, (B) pursuant to which the Company or any of its Subsidiaries grants rights to any other Person to use any Company IP Rights or Third Party IP Rights, or any (C) non-assertion agreements, settlement agreements, covenants not to sue, trademark coexistence agreements and trademark consent agreements.

(iv) “Patent Rights” means all issued patents and pending patent applications (which for purposes of this Agreement shall include utility models, design patents, certificates of invention and applications for certificates of invention and priority rights) in any country, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

(v) “Company IP Rights” means all IP Rights owned solely or co-owned by the Company or its Subsidiaries

(vi) “Third Party IP Rights” means any IP Right licensed or otherwise granted to the Company or its Subsidiaries or as to which the Company or its Subsidiaries has any right, title or interest, pursuant to any IP License.

(vii) “Trademark Rights” means all trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names.

(b) Part 1 of Section 3.10(b) of the Company Disclosure Schedule lists all of the Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) owned solely by the Company or its Subsidiaries as of the date hereof, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed. As of the date hereof, there are no Patent Rights or registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) in which the Company or its Subsidiaries has any co-ownership interest. Part 2 of Section 3.10(b) of the Company Disclosure Schedule lists, to the knowledge of the Company as of the date hereof, all of the Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) in which the Company or its Subsidiaries has any right, title or interest by virtue of any IP License, other than those owned solely or co-owned by the Company or its Subsidiaries.

(c) Neither the Company nor its Subsidiaries jointly owns any Company IP Rights with any person other than the Company or its Subsidiaries. No current or former officer, manager, director or employee of the Company or its Subsidiaries, and to the knowledge of the Company, no stockholder, consultant or independent contractor of the Company or its Subsidiaries, has any right, title or interest in, to or under any Company IP Rights that has not been exclusively assigned, transferred or licensed to the Company or its Subsidiaries. No third party is challenging in writing, or is threatening in writing to challenge, the right, title or interest of the Company or its Subsidiaries in, to or under the Company IP Rights, or the validity, enforceability or claim construction of any Patent Rights owned or co-owned or exclusively licensed to the Company or its Subsidiaries pursuant to any IP License.

(d) Section 3.10(d) of the Company Disclosure Schedule lists all legally binding IP Licenses.

(e) No third party is asserting in writing or threatening in writing, to make a claim which would materially and adversely affect the interest of the Company or its Subsidiaries in, under or to any IP License. To the knowledge of the Company, no third party is asserting or threatening in writing to make a claim against any person other than the Company or its Subsidiaries or their respective Affiliates, nor, to the knowledge of the Company, is any such claim being asserted or being threatened in writing against any such person, which would materially and adversely affect the interest of the Company or its Subsidiaries to or under any IP License.

(f) All Patent Rights and registered Trademark Rights of which the Company or its Subsidiaries possesses sole ownership have been duly filed or registered (as applicable) with the Governmental Entity(ies) listed on, and have been maintained as described in, Section 3.10(f) of the Company Disclosure Schedule.

(g) As of the date of this Agreement, neither the Company nor its Subsidiaries is subject to any legally binding contract, agreement or other arrangement that restricts the use, transfer, delivery or licensing of Company IP Rights or Third Party IP Rights (or any tangible embodiment thereof).

(h) The Company and its Subsidiaries have put in place the policies and procedures listed on Section 3.10(h) of the Company Disclosure Schedule to protect and maintain the confidentiality of the proprietary know-how included in the Company IP Rights. Except as set forth in Section 3.10(h) or Section 3.12(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted, licensed or conveyed to any third party pursuant to IP Licenses, any Company IP Rights or Third Party IP Rights (or any tangible embodiment thereof). As of the date of this Agreement, there are no outstanding obligations to pay any material amounts or provide other material consideration to any other person in connection with any Company IP Rights or Third Party IP Rights (or any tangible embodiment thereof).

(i) The Company and its Subsidiaries own, or otherwise possess legally enforceable rights to use, all IP Rights used in the conduct of the Current Company Business. The Company IP Rights and the Third Party IP Rights collectively constitute all of the IP Rights necessary to enable the Company and its Subsidiaries to conduct the Current Company Business.

(j) To the knowledge of the Company, the conduct of the Current Company Business does not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of IP Rights of any other person, and neither the Company nor its Subsidiaries has received any written notice or other written communication asserting any of the foregoing that remains unresolved.

(k) To the knowledge of the Company, as of the date of this Agreement, no Company IP Rights are being infringed or misappropriated by any third party.

(l) Neither the Company nor its Subsidiaries is currently a party to any legally binding written or oral contract, agreement, license or other arrangement to indemnify any other person against any charge of infringement of any IP Rights.

(m) All current and former officers, employees and temporary employees of the Company and its Subsidiaries have executed and delivered to the Company or its Subsidiaries an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to the Company or its Subsidiaries of any IP Rights arising from services performed for the Company or its Subsidiaries by such persons, the current form of which has been made available in a data room for review by Parent or its advisors. All current and former consultants and independent contractors to the Company or its Subsidiaries have executed and delivered to the Company or its Subsidiaries an agreement in substantially the form provided to Parent or its counsel (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to the Company or its Subsidiaries of any IP Rights arising from the services performed for the Company or its Subsidiaries by such persons. To the knowledge of the Company, no current or former employee, temporary employee, consultant or independent contractor of the Company or its Subsidiaries is in material violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such person with the Company or its Subsidiaries.

(n) Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will contravene, conflict with or result in any limitation on the Company’s right, title or interest in or to any Company IP Rights or under any Third Party IP Rights.

3.11 Interested Party Transactions. Neither the Company nor any director, officer, employee, consultant or Affiliate of the Company: (a) has any cause of action or other claim whatsoever against, or owes any amounts to, the Company except for claims of employees in the ordinary course of business, such as for accrued vacation pay or for accrued benefits under an employee benefit plan maintained by the Company or for benefits under an employment or indemnification agreement with the Company or any of its Subsidiaries, disclosed in the Company Disclosure Schedule; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Company is using or which is necessary for the business of the Company; or (c) to the knowledge of the Company, owns any direct or indirect interest of any kind in (other than publicly traded securities in an amount less than 1% of the voting securities of such entity), or is an Affiliate or employee of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person that is (i) a competitor, supplier, customer, client, distributor, lessor, tenant, creditor or debtor of the Company, (ii) a party to any contract with the Company or any of its Subsidiaries, or (iii) engaged in any transaction with the Company.

3.12 Material Contracts.

(a) Section 3.12(a) of the Company Disclosure Schedule lists all of the Material Contracts in effect as of the date of this Agreement. The Company has delivered to Parent, or made available to Parent or its advisors in a data room, a complete and accurate copy of each such Material Contract and all amendments or modifications thereto that exist as of the date of this Agreement.

(b) With respect to each Material Contract listed in Section 3.12(a) of the Company Disclosure Schedule: (i) such Material Contract is in full force and effect as of the date hereof and, with respect to each party thereto other than the Company or any of its Subsidiaries, is binding and enforceable against such party, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law; and (ii)(A) neither the Company nor, to the Company’s knowledge, any other party to a Material Contract, is in material breach or material default of such Material Contract, and (B) no event has occurred that with notice or lapse of time would constitute a material breach or material default thereunder by the Company or any Subsidiary that is a party to such Material Contract, or would permit the modification or premature termination of such Material Contract by any other party thereto. Section 3.12(b) of the Company Disclosure Schedule sets forth a true and correct list of all Avidia Targets and all Excluded Targets, as such terms are defined in the Cross License Agreement, dated July 16, 2003, between the Company and Maxygen, Inc. (the “Maxygen Agreement”).

(c) “Material Contract” means (i) each Contract or series of related Contracts that (A) involved or involves payment by the Company or any of its Subsidiaries of consideration of more than $100,000 in the aggregate over the term of such Contract and has continuing material obligations, rights or interests (other than a Contract under which the sole continuing obligation is to maintain confidentiality) and cannot be cancelled by the Company or such Subsidiary without penalty or further payment without more than 90 days’ notice (other than payments for services rendered to the date of termination and de minimis termination expenses) or (B) has material continuing obligations or interests involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries; (ii) each Contract pursuant to which the Company, any of its Subsidiaries or any other party thereto has material continuing obligations, rights or interests relating to the research, development, clinical trial, distribution, supply, manufacture, marketing or co-promotion of, or collaboration with respect to, any product or product candidate for which the Company or any of its Subsidiaries is currently engaged in research or development excluding (A) study agreements with clinical trial sites; (B) non-disclosure agreements; (C) Contracts with contractors or vendors providing services to the Company or any of its Subsidiaries, and (D) customary material transfer Contracts, and in each case of the foregoing (A), (B), (C) or (D), entered into in the ordinary course of business consistent with past practice); (iii) each Contract evidencing indebtedness in excess of $50,000; (iv) each material Contract with any

Governmental Entity; (v) each non-competition Contract or other Contract that limits or purports to limit in any material respect either the type of business in which the Company or any of its Subsidiaries (or, after giving effect to the Merger, Parent or its Subsidiaries) may engage in the manner or locations in which any of them may so engage any business; (vi) each Contract between or among the Company or any of its Subsidiaries and any director or officer of the Company; and (vii) all other Contracts, whether or not entered into in the ordinary course of business, that are material to the Company and its Subsidiaries, taken as a whole, or to the conduct of their respective businesses, taken as a whole, or the absence of which would reasonably be expected to prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement.

3.13 Customers and Suppliers.

(a) No current customer and no current supplier of the Company or its Subsidiaries has canceled or otherwise terminated, or made any written threat to the Company or its Subsidiaries to cancel or otherwise terminate, its relationship with the Company or its Subsidiaries or has at any time on or after the Company Balance Sheet Date, decreased its services or supplies to the Company or its Subsidiaries in the case of any such supplier, or its usage of the services or products of the Company or its Subsidiaries in the case of such customer. To the Company’s knowledge, no such supplier or customer has indicated in a writing delivered to the Company that such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or its Subsidiaries or to decrease materially its delivery of services or supplies to the Company or its Subsidiaries or its usage of the services or products of the Company or its Subsidiaries, as the case may be.

(b) Neither the Company nor any of its Subsidiaries has any Liability to Boehringer Ingelheim Austria GmbH that is due and unpaid under the Collaboration Agreement, dated September 15, 2004, between the Company and Boehringer Ingelheim Austria GmbH (the “BIA Agreement”).

3.14 Employees and Consultants. The Company has made available to Parent a list, as of the date of this Agreement, containing (a) the names of all current employees (including part-time employees and temporary employees), current leased employees, current independent contractors and current consultants of the Company and its Subsidiaries, and (b) their current respective salaries or wages, other compensation, dates of employment, positions and all written agreements between Company and such individuals or entities. To the Company’s knowledge, no event has occurred that could give rise to a severance obligation on the part of the Company or any of its Subsidiaries.

3.15 Title to Assets. The Company and its Subsidiaries have (a) good and valid title to all of the owned Assets reflected in the Company Balance Sheet and all Assets of the Company acquired after the Company Balance Sheet Date (except for Assets sold or otherwise disposed of since the Company Balance Sheet Date), and (b) with respect to leased Assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or other encumbrances of any kind or character, except for the following (collectively, “Permitted Encumbrances”): (i) liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings or that are otherwise not material; (ii) encumbrances that do not materially impair the ownership or use of the Assets to which they relate; (iii) liens securing debt that is reflected on the Company Balance Sheet; (iv) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (v) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (vi) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens; and (vii) such other mortgages, liens, pledges, charges or other encumbrances as could not reasonably be expected to result in a Company Material Adverse Effect. The Assets owned by the Company and its Subsidiaries and any Assets leased or licensed by the Company and its Subsidiaries constitute as of the date of this Agreement, and will constitute as of the Effective Time, all of the material Assets which are necessary for the operation of the business of the Company and its Subsidiaries, as presently operated.

3.16 Real Estate.

(a) All leases for real property (each a “Lease” and collectively, “Leases”) to which the Company or its Subsidiaries is a party are in full force and effect and are binding and enforceable against the Company and, to the Company’s knowledge, against the lessors, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such Leases, as amended or modified through the date hereof, have been delivered to Parent or its advisors (or have been made available in a data room for review by Parent or its advisors). Neither the Company nor any of its Subsidiaries owns any real property. Section 3.16 of the Company Disclosure Schedule sets forth the material terms of each Lease, including the remaining lease term under each Lease.

(b) With respect to the Leases, the Company and its Subsidiaries are not in material default under the terms of the Leases and, to the knowledge of the Company, each lessor is not in material default under any of the terms of the Leases.

3.17 Environmental Matters.

(a) The following terms shall be defined as follows:

(i) “Environmental Laws” shall mean any applicable federal, state or local governmental Laws (including common law), statutes, ordinances, codes, regulations, rules, permits, licenses, certificates, approvals, judgments, decrees, orders, directives or requirements that regulate the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use or recycling of Hazardous Materials, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

(ii) “Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant” or “contaminant.” The term “Hazardous Materials” shall include any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

(b) (i) The Company and its Subsidiaries have complied at all times in all material respects with all applicable Environmental Laws, hold or have timely applied for all environmental permits material to the conduct of the business of the Company and its Subsidiaries and are in compliance in all material respects with their respective environmental permits; (ii) no Assets currently owned, leased or operated by the Company (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Materials as a result of the Company’s use or occupation of such Assets; (iii) neither the Company nor any of its Subsidiaries is subject to material Liability for any Hazardous Materials disposal or contamination by the Company on any third-party property; (iv) neither the Company nor any of its Subsidiaries has released any Hazardous Materials in violation of any Environmental Law; (v) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, material written claim or written request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to material Liability under any applicable Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to material Liability under any Environmental Law or relating to Hazardous Materials; (vii) to the Company’s knowledge, there are no other circumstances or conditions involving the conduct of business by the Company or any of its Subsidiaries that are reasonably likely to result in any material claim, material Liability, investigation, material cost or restriction on the ownership, use or transfer of any Asset pursuant to any Environmental Law; and (viii) the Company has made available to Parent copies of all written environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to the Company and its Subsidiaries and their respective current and former Assets or operations.

3.18 Taxes.

(a) As used in this Agreement, the terms “Tax” and “Taxes” mean all income, profits, gross receipts, environmental, customs duty, capital stock, sales, use, occupancy, value added, ad valorem, stamp, franchise, withholding, payroll, employment, unemployment, disability, excise, property, production and other taxes, duties or assessments of any nature imposed by any governmental entity (whether national, local, municipal or otherwise) or political subdivision thereof, together with all interest, penalties and additions imposed with respect to such amounts, any interest in respect of such penalties or additions, and any obligations under any legally binding agreements or arrangements with any other person with respect to such amounts and including any Liability for the aforementioned taxes of a predecessor entity.

(b) Each of the material returns, declarations, estimates, information statements or reports required to be filed with a Governmental Entity with respect to Taxes (“Tax Returns”) by or with respect to the Company or its Subsidiaries: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects. All material Taxes shown on the filed Tax Returns have been timely paid, except to the extent such amounts are being contested in good faith by the Company or are properly reserved for on the books or records of the Company. All material Taxes due and payable by the Company or its Subsidiaries (whether or not shown to be due on filed Tax Returns) have been timely paid.

(c) All Taxes that the Company or its Subsidiaries have been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Law when due, have been duly and timely paid to the proper Governmental Entity.

(d) There has not been any audit, examination or other administrative or court proceeding for or relating to any Liability in respect of Taxes by any Governmental Entity and the Company has not been notified in writing by any Governmental Entity that any such audit, examination or other administrative or court proceeding involving Taxes is contemplated or pending. No extension of time with respect to any date on which a Tax Return was required to be filed by the Company or its Subsidiaries is in force, and no waiver or agreement by or with respect to the Company or its Subsidiaries is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by the Company or its Subsidiaries in writing for any such extension or waiver. No claim has been made in writing to the Company by any Governmental Entity in a jurisdiction where neither the Company nor its Subsidiaries files Tax Returns that the Company or its Subsidiaries is subject to taxation by that jurisdiction and, to the Company’s knowledge, there are no facts or basis upon which any such claim could reasonably be made. Each deficiency resulting from any completed audit or examination relating to Taxes by any Governmental Entity has been timely paid or is being contested in good faith and has been adequately reserved for on the books of the Company or any Subsidiary. No issues relating to any material amount of Taxes were raised by the relevant Governmental Entity in any completed audit or examination that would reasonably be expected to recur in a later taxable period.

(e) The unpaid Taxes of the Company and any of its Subsidiaries did not, as of the date of the audited financial statements for the fiscal year ended December 31, 2005, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect temporary differences) set forth on the face of the balance sheet contained in such audited financial statements. Since the date of the most recent audited financial statements, neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes outside of the ordinary course of business or otherwise inconsistent with past custom or practice.

(f) There are no liens for Taxes on any asset of the Company or its Subsidiaries other than liens for Taxes not yet due and payable.

(g) Neither the Company nor any of its Subsidiaries has agreed, or will be required, to make any adjustment for any period after the date of this Agreement pursuant to Section 481(a) of the Code by reason of any change in any accounting method. There is no application pending with any Governmental Entity requesting permission for any such change in any accounting method of the Company or any such Subsidiary, and the Internal Revenue Service has not issued in writing any pending proposal regarding any such adjustment or change in accounting method.

(h) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries. There are no outstanding rulings of, or request for rulings with, any Governmental Entity addressed to the Company and/or any of its Subsidiaries that are, or if issued would be, binding on the Company and/or any of its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries is a party to any agreement with any third party relating to allocating or sharing the payment of, or Liability for, Taxes or Tax benefits. Neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any third party under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by contract or otherwise.

(j) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary return under state, local or foreign Law.

(k) Neither the Company nor any of its Subsidiaries (i) owns a single member limited liability company which is treated as a disregarded entity, or (ii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code.

(l) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). The Company and each of its Subsidiaries have disclosed on their respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(m) The Company is not (and has not been for the five-year period ending at Closing) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(n) Neither the Company nor any of its Subsidiaries has a permanent establishment in any country other than the United States, as defined in any applicable Tax treaty between the United States and such other country.

3.19 Employee Benefit Plans.

(a) General. Section 3.19 of the Company Disclosure Schedule sets forth a complete and accurate list of each plan, program, policy, contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” (“VEBA”), under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all termination and severance contracts or agreements, employment agreements, and consulting services agreements involving consideration to the consultant in excess of $25,000 per year, in each case, for active, retired or former employees, directors or consultants, in each case, which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by the Company or its Subsidiaries and any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with the Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”) (collectively, the “Company Employee Plans”). Section 3.19 of the Company Disclosure Schedule separately lists, as of the date of this Agreement, each Company Employee Plan that is currently in effect and that has been adopted or maintained by the Company or its Subsidiaries, whether formally or informally, for the benefit of employees outside the United States (collectively, the “Company International Employee Plans”). Neither the Company nor, to the knowledge of the Company, any other person or entity, has made any commitment to modify, change or terminate any Company Employee Plan, other than with respect to a modification, change or termination required by ERISA or the Code. There are no loans by the Company or any of its Subsidiaries to any of their officers, employees, contractors or directors outstanding on the date hereof, except pursuant to loans under any Company Employee Plan intended to qualify under Section 401(k) of the Code, and there have never been any loans by the Company or any of its Subsidiaries subject to Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

(b) Documents. The Company has delivered to Parent or its advisors (or made available in a data room for review by Parent or its advisors) true and complete copies of each of the Company Employee Plans and related material plan documents, including trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests (including 401(k) and 401(m) tests) for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Company Employee Plan that is subject to ERISA reporting requirements, the Company has made available in a data room for review by Parent or its advisors copies of the annual reports (Form 5500 or 990 series and all schedules attached thereto) filed for the last five plan years (and, if such report is a Form 5500R, the two most recent Forms 5500C filed with respect to such Company Employee Plan). The Company has made available in a data room for review by Parent or its advisors the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan. The Company has made available in a data room for review by Parent or its advisors all filings made by the Company or any ERISA Affiliate of the Company with any Governmental Entity with respect to any Company Employee Plan to the extent relevant to any ongoing obligation or liability of the Company, including any filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(c) Compliance. Each Company Employee Plan is being, and has been, administered substantially in accordance with its terms and complies in all material respects with and is being, and has been, administered substantially in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code). The Company and each ERISA Affiliate are not in material default under or material violation of, and have no knowledge of any material default or material violation by any other party to, any of the Company Employee Plans. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable opinion or determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, and the corresponding related exemption of its trust from U.S. federal income taxation under Section 501(a) of the Code, or has applied to the Internal Revenue Service for such favorable determination letter within the remedial amendment period under Section 401(b) of the Code, each VEBA has been determined by the Internal Revenue Service to be exempt from U.S. federal income taxation under Section 501(c)(9) of the Code, and the Company is not aware of any circumstances likely to result in the loss of such qualifications of any such Company Employee Plan. None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except for the provision of continued health coverage under COBRA. The Company has not engaged in, or participated in, any transaction which would be considered a non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code and, to the Company’s knowledge, no other third-party fiduciary and/or party-in-interest has engaged in any such “prohibited transaction” with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plan. All contributions required to be made by the Company or any ERISA Affiliate to any Company Employee Plan have been timely paid and accrued on the Company Balance Sheet, if required under GAAP. With respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, and no event described in Section 4062, 4063 or 4041 of ERISA has occurred. Each Company Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct in all material respects as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan unless the failure to do so is not material. No suit, administrative proceeding or action has been brought or, to the knowledge of the Company, is overtly threatened in communication with the Company, against or with respect to any such Company Employee Plan, except for routine claims for benefits, including any audit or inquiry by the Internal Revenue Service, the United States Department of Labor, the United States Pension Benefit Guaranty Corporation, or the United States Department of Health and Human Services. There has been no amendment to, or written interpretation or announcement by, the Company or any ERISA Affiliate regarding any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to that Plan for the fiscal year ended September 30, 2005. None of the Assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any Lien arising under Section 302 of ERISA or Section 412(n) of the Code. All contributions and payments to Company Employee Plans are deductible under Section 162 or 404 of the Code. No assets of any Company Employee Plan are subject to a material amount of Tax as unrelated business taxable income under Section 511 of the Code, and no excise Tax could be imposed upon the Company under Chapter 43 of the Code. With respect to the Company Employee Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company would reasonably expect to be subject to any material liability (other than for liabilities with respect to routine benefit claims) under the terms of, or with respect to, such Company Employee Plans, ERISA, the Code or any other applicable Law.

(d) No Title IV or Multiemployer Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, or is obligated to materially contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Neither Company nor any ERISA Affiliate has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e) No Self-Insured Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that is governed by ERISA and that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f) COBRA, FMLA, HIPAA, Cancer Rights. With respect to each Company Employee Plan, the Company is in material compliance with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state Law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); and (iv) the applicable requirements of the Cancer Rights Act of 1998. The Company has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA or pursuant to HIPAA or any state Law governing health care coverage extension or continuation.

(g) Section 409A. Each Company Employee Plan which is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in a good faith effort to comply in all material respects according to the applicable requirements of Section 409A of the Code.

(h) Effect of Transaction. Except as set forth in Section 3.19(h) of the Company Disclosure Schedule, the consummation of the Merger will not (i) entitle any current or former employee or other service provider of Company or any ERISA Affiliate to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Company Employee Plan); (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Company Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of the Company Employee Plans. Following the Company’s compliance with Section 6.11 of this Agreement, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company or any Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G–1) under any Company Employee Plan or otherwise will be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent or the Company other than ordinary administration expenses typically incurred in a termination event.

(i) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or its Subsidiaries that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any material amount that would be subject to the deductibility limits of Section 404 of the Code.

(j) Neither the Company nor any Subsidiary sponsors, contributes to or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non–resident aliens with no United States source income outside of the United States.

(k) With respect to each Company Employee Plan that is an “employee welfare benefit plan” within the meaning of Section 3(2) of ERISA, other than any health care reimbursement plan under Section 125 of the Code, all claims incurred (including claims incurred but not reported) by employees, former employees and their dependents thereunder for which the Company is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for such claims, or (iii) reflected as a liability or accrued for on the Company’s consolidated financial statements for the fiscal year ended December 31, 2005.

3.20 Employee and Labor Matters.

(a) No work stoppage or labor strike against the Company or any of its Subsidiaries by employees, temporary employees, consultants or independent contractors is pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees, temporary employees, consultants or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such persons. Each of the Company and each of its Subsidiaries is in substantial compliance with all applicable Laws respecting labor, employment, fair employment practices (including, but not limited to, equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, and wages and hours. The Company and each of its Subsidiaries has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to employees, temporary employees, consultants and independent contractors, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice). Except as set forth in Section 3.20 of the Company Disclosure Schedule, there are no pending claims against the Company or any of its Subsidiaries under any workers’ compensation plan or policy or for long-term disability, and neither the Company nor any of its Subsidiaries is subject to, is a party to, or, to the knowledge of the Company, has been threatened with any action, proceeding, dispute, grievance, arbitration, investigation before any Governmental Entity, charge or lawsuit relating to labor or employment matters involving any current or former employees, consultants or temporary employees, including but not limited to, matters involving labor, employment, fair employment practices (including, but not limited to, equal employment opportunity laws), terms and conditions of employment, occupational safety and health, affirmative action, employee privacy, plant closings and wages and hours. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective current or former employees, temporary employees, consultants or independent contractors, which controversies have or would reasonably be expected to result in an action, proceeding, dispute, grievance, arbitration, investigation before any Governmental Entity, charge or lawsuit. To the Company’s knowledge, as of the date hereof, no employees, temporary employees, consultants or independent contractors of the Company or any of its Subsidiaries are in any respect in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business previously or presently conducted by the Company or such Subsidiary or to the use of trade secrets or proprietary information of others.

(b) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining contract with a labor union or labor organization, nor is any such contract presently being negotiated, nor is there, nor has there been in the last five years, a representation question respecting any of the employees of the Company or any of its Subsidiaries, and, to the knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of the Company or any of its Subsidiaries to authorize representation by any labor union or labor organization.

(c) Any persons now or heretofore engaged by the Company or its Subsidiaries as independent contractors, rather than employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time employees are or were at the relevant time entitled and were and have been engaged in accordance with all applicable Laws in all respects. There has never been, and there is no pending or, to the knowledge of the Company, threatened, claim, lawsuit, audit, investigation or arbitration that has been asserted or instituted against the Company or any of its Subsidiaries by any Governmental Entity or any individual relating to the legal status or classification of an individual classified by the Company or any of its Subsidiaries as a non-employee (such as an independent contractor, a leased employee, a consultant or special consultant).

3.21 Insurance. Section 3.21 of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage, (a) the name of the insurer, the principal insured and each named insured, (b) the policy number, (c) the period, scope and amount of coverage, (d) the premium charged and (e) all material claims made under each policy, whether paid or unpaid as of the date hereof, since the Company Balance Sheet Date. The Company has made available to Parent true and complete copies of all such policies. All insurance policies maintained by the Company or any of its Subsidiaries cover such risks as are in accordance with normal industry practice for companies with similar operations and subject to comparable perils or hazards. Neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice under any such policy), and no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under the policy. At no time has the Company or any of its Subsidiaries been denied any insurance or indemnity bond coverage which it has requested. Neither the Company nor any of its Subsidiaries has received notice from any of its insurance carriers that any insurance coverage listed in Section 3.21 of the Company Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect.

3.22 Compliance With Laws. The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any Laws in any material respect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened in writing, nor to the Company’s knowledge has any Governmental Entity indicated an intention to conduct the same. No change is required in the Company’s or any of its Subsidiaries’ processes, Assets or procedures in order to bring them into material compliance with any Laws, and the Company has not received any written notice or communication of any noncompliance with any applicable

Laws that has not been cured as of the date hereof. Each of the Company and its Subsidiaries has all material permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary under applicable Law to conduct its business as presently conducted and is in compliance therewith.

3.23 Brokers’ and Finders’ Fee. Except for Lehman Brothers, Inc., no broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from the Company or its Subsidiaries in connection with the Merger, this Agreement or any transaction contemplated hereby. Prior to the date hereof, the Company has furnished Parent with copies of the engagement letter, indemnification agreements and any other written agreement, and provided Parent with the terms of any oral agreements or understandings it has with Lehman Brothers, Inc. in connection with the Merger, this Agreement or any transaction contemplated hereby.

3.24 Certain Payments. Neither the Company nor its Subsidiaries or, to the Company’s knowledge, any director, officer, agent or employee of the Company or its Subsidiaries, nor any other person acting for or on behalf of the Company or its Subsidiaries, has directly or indirectly, on behalf of the Company or its Subsidiaries made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or person, private or public, regardless of form, whether in money, property or services in material violation of any federal, state, local or foreign Law.

3.25 Minute Books. The minute books of the Company have been made available in a data room for review by Parent or its advisors and contain a materially complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement.

3.26 Complete Copies of Materials. Each document that the Company has delivered to Parent (or made available in a data room for review by Parent), other than documents that have been redacted to comply with confidentiality or similar contractual obligations thereunder, is a true and complete copy of each such document, and in each case where a representation and warranty of the Company in this Agreement requires the listing of documents and agreements, a true and complete copy of all such documents and agreements has been delivered to Parent (or made available in a data room for review by Parent).

3.27 Payments Subject to Code Section 280G. Set forth in Section 3.27 of the Company Disclosure Schedule is (a) the estimated maximum amount that could be paid to each disqualified individual (as such term is defined in Treasury Regulation Section 1.280G–1, and hereafter referred to as a “Disqualified Individual”) in connection with the Merger and the other transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Employee Plans currently in effect, assuming that the individual’s employment with the Company is terminated immediately after the Effective Time, (b) the grant dates, exercise prices and vesting schedules applicable to each Company Option granted to the individual, (c) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such individual as of the date of this Agreement and (d) the maximum additional amount that the Company is estimated to have an obligation to pay to each Disqualified Individual to reimburse the Disqualified Individual for any excise tax imposed under Section 4999 of the Code with respect to the Disqualified Individual’s “excess parachute payments” (as defined in Section 280G(b)(3) of the Code) (including any taxes, interest or penalties imposed with respect to the excise tax).

3.28 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation and bylaws is applicable to any share of Company Capital Stock, the Company Warrants, the Merger or the other transactions contemplated by this Agreement. The board of directors of the Company has taken all action so that neither Parent nor Merger Sub will be prohibited from entering into a “business combination” with the Company as an “interested stockholder” (in each case as such term is used in Section 203 of Delaware Law) as a result of the execution of this Agreement, or the consummation of the Merger or the other transactions contemplated hereby.

3.29 Regulatory Compliance.

(a) All biological and drug products being manufactured, distributed or developed by the Company (“Company Products”) that are subject to the jurisdiction of the FDA are being manufactured, labeled, stored, tested, distributed, and marketed in compliance in all material respects with all applicable requirements under the federal Food and Drug and Cosmetic Act (“FDCA”), the Public Health Service Act, their applicable implementing regulations, and all comparable state and foreign Laws.

(b) All human clinical trials conducted by or on behalf of the Company have been, and are being conducted in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 CFR Parts 50 and 56 and any applicable and comparable state and foreign Laws.

(c) All manufacturing operations conducted by, or, to the Company’s knowledge, for the benefit of, the Company with respect to Company Products being used in human clinical trials have been and are being conducted in accordance, in all material respects, with the FDA’s cGMP continuum for drug and biological products. In addition, the Company is in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable Laws.

(d) Neither the Company nor any representative of the Company nor, to the knowledge of the Company, any of its licensees or assignees of Company IP Rights has received any notice that the FDA or any other Governmental Entity has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application or any comparable foreign regulatory application sponsored by the Company or otherwise restrict the preclinical research on or clinical study of any Company Product or any biological or drug product being developed by any licensee or assignee of Company IP Rights based on such intellectual property, or to recall, suspend or otherwise restrict the manufacture of any Company Product.

(e) Neither the Company nor, to the knowledge of the Company any of its officers, key employees, agents or clinical investigators acting for the Company, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither the Company, nor to the knowledge of the Company, any officer, key employee or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state or foreign Law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state or foreign Law.

(f) All animal studies or other preclinical tests performed by the Company, or to the knowledge of the Company, by third-party vendors, in connection with or as the basis for any regulatory approval required for the Company Products either (i) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements as described in 21 CFR Part 58 or comparable foreign Laws or (ii) involved experimental research techniques that could not be performed by a registered GLP testing laboratory (with appropriate notice being given to the FDA or applicable Governmental Entity) and have employed the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by the Company.

(g) The Company has made available to Parent copies of any and all notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or comparable foreign Governmental Entities, that indicate or suggest lack of compliance with the regulatory requirements of the FDA or comparable foreign Governmental Entities. The Company has made available to Parent for review all correspondence to or from the FDA or comparable foreign Governmental Entities, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or comparable foreign Governmental Entities, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA or comparable foreign Governmental Entities, or prepared by or which bear in any way on the Company’s compliance with regulatory requirements of the FDA or comparable foreign Governmental Entities, or on the likelihood or timing of approval of any Company Products.

(h) There are no proceedings pending with respect to a violation by the Company of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States Governmental Entity.

3.30 Clinical Material.

(a) The Company has access, on terms that are commercially reasonable, to sufficient quantities of all materials that the Company believes are necessary to manufacture clinical trial materials in quantities sufficient to perform the Phase I Clinical Trial of the IL6 Avimer and to carry out all associated chemistry, manufacturing, and controls (“CMC”) activities, including, but not limited to, process characterization, process validation, specification development, and stability testing, as applicable to the stage of development of the product.

(b) The Company has in its possession, or has access to, all documentation of the CMC activities undertaken in the development of the IL6 Avimer.

4. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company that:

4.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing, if applicable, under the Laws of the state in which it was incorporated.

4.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other authorization or consent of Parent, Merger Sub or their respective stockholders is necessary. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

4.3 Noncontravention. Neither the execution and delivery by Parent and Merger Sub of this Agreement, nor the consummation by Parent or Merger Sub of any of the transactions contemplated hereby, will:

(a) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub;

(b) require on the part of Parent or Merger Sub any registration, declaration or filing with, or any permit, order, authorization, consent or approval of, any Governmental Entity, except for (i) compliance with the applicable requirements of HSR and applicable foreign antitrust or trade regulation Laws, (ii) the filing by Parent of such reports and information with the SEC under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) any registration, declaration, filing, permit, order, authorization, consent or approval which if not made or obtained could not reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby (a “Parent Material Adverse Effect”);

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound, except for (i) any conflict, breach, default, acceleration or right to terminate or modify that could not reasonably be expected to result in a Parent Material Adverse Effect or (ii) any notice, consent or waiver the failure of which to make or obtain could not reasonably be expected to result in a Parent Material Adverse Effect;

(d) violate any order, writ, injunction or decree applicable to Parent or Merger Sub or any of their respective material Assets or material IP Rights, except for any violation that could not reasonably be expected to result in a Parent Material Adverse Effect; or

(e) violate any Law applicable to Parent or Merger Sub or any of their respective IP Rights or material Assets, except for any violation that could not reasonably be expected to result in a Parent Material Adverse Effect.

4.4 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5 Adequacy of Funds. Parent has adequate financial resources to satisfy its monetary and other obligations under this Agreement.

5. Conduct Prior to the Effective Time.

5.1 Conduct of Business of the Company. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), except (i) as set forth in Section 5.1 of the Company Disclosure Schedule, (ii) to the extent necessary to comply with the Company’s obligations under this Agreement, (iii) as required by applicable Laws and regulations or (iv) as consented to in writing by Parent, (A) the Company shall use commercially reasonable efforts to (1) carry on its business in the ordinary course consistent with past practices, (2) preserve intact its present business organization, (3) preserve its relationships with customers, suppliers, distributors, creditors, lessors, outside counsel, clinical trial investigators or managers of its clinical trials, employees, consultants, business associates and others to whom the Company has material contractual obligations and (4) keep available the services of the current employees and consultants of the Company and its Subsidiaries and preserve the current relationships of the Company and its Subsidiaries with their employees, and (B) the Company shall not and shall cause its Subsidiaries to not:

(a) amend the certificate of incorporation or by-laws or other comparable governing instruments of the Company or any of its Subsidiaries;

(b) merge or consolidate with any other person, except for any such transactions among wholly-owned Subsidiaries of the Company that are not obligors or guarantors of third-party debt;

(c) split, combine or reclassify its outstanding shares of capital stock nor enter into any agreement with respect to voting of any of its capital stock;

(d) declare, set aside or pay any dividend or other distribution, payable in cash, stock, property or otherwise, in respect of the Company Capital Stock or any capital stock of any of its Subsidiaries, other than dividends from its wholly-owned Subsidiaries;

(e) purchase, redeem or otherwise acquire, except in connection with the Company Option Plan or Section 2.11(c) of this Agreement, or permit any of its Subsidiaries to purchase or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable or exercisable for any shares of capital stock;

(f) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any IP Right or any material Asset, except for the incurrence of Permitted Encumbrances;

(g) incur any indebtedness or issue any debt securities or warrants or other rights to acquire debt securities of the Company or any of its Subsidiaries or assume, guarantee or endorse, as an accommodation or otherwise, the obligations of any other person for indebtedness or capital obligations, in the case of any of the foregoing, other than in an aggregate amount not to exceed $100,000;

(h) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt, or any other property or Assets, except that the Company may (i) issue shares of Company Capital Stock upon the exercise of Vested Company Options outstanding on the date of this Agreement in accordance with their terms as of the date of this Agreement, (ii) issue shares of Company Capital Stock upon the exercise of Company Warrants outstanding as of the date of this Agreement, (iii) issue shares of Company Capital Stock upon the exercise of Company Awards outstanding as of the date of this Agreement and (iv) issue Shares upon conversion of Preferred Shares;

(i) make or agree to make any capital expenditures other than any such expenditure (i) not in excess of $100,000 individually or $400,000 in the aggregate and (ii) in furtherance of the Current Company Business; provided that the Company shall provide notice to Parent in advance of, and shall consult with Parent with respect to, any such expenditure;

(j) waive any benefits of, agree to modify in any respect, fail to enforce or consent to any matter with respect to which consent is required under any (i) standstill or similar agreement containing provisions prohibiting a third party from purchasing the capital stock, Assets or IP Rights of the Company or any of its Subsidiaries or otherwise seeking to influence or exercise control over the Company or any of its Subsidiaries and to which the Company or any of its Subsidiaries is a party or (ii) confidentiality, non-solicitation or similar agreements to which the Company or any of its Subsidiaries is a party;

(k) make any change in accounting policies or procedures, except as required by GAAP or by Law or a Governmental Entity and as concurred to by the Company’s independent auditors;

(l) revalue any of its Assets or Company IP Rights;

(m) enter into, modify, amend or terminate, or waive, release or assign any rights or claims under (i) any of (A) the BIA Agreement, (B) the Maxygen Agreement, or (C) the MedImmune Agreement; or (ii) any Material Contract pursuant to which the Company, any of its Subsidiaries or any other party thereto has material continuing obligations, rights or interests relating to research, development, clinical trials, distribution, supply, manufacturing, marketing or co-promotion of, or collaboration with respect to, any product or product candidate for which the Company or any of its Subsidiaries is currently engaged in research and development (excluding (A) clinical study agreements with clinical trial sites, (B) non-disclosure agreements, (C) Material Contracts with contractors or vendors providing for services to the Company or any of its Subsidiaries, and (D) customary material transfer, in the case of each of the foregoing (A), (B), (C) or (D), entered into in the ordinary course of business consistent with past practice); or (iii) any IP License pursuant to which the Company, any of its Subsidiaries or any other party thereto has, or will have, material continuing obligations, rights or interests;

(n) make any material loan, advance, capital contribution to, or investment in, any person other than loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company;

(o) enter into, modify, amend or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned is reasonably likely to (i) have a material adverse effect on the Company or, after the Effective Time, the Surviving Corporation, (ii) impair the ability of the Company to perform its obligations under this Agreement in any material respect, (iii) prevent or materially delay or impair the consummation of the Merger and the other transactions contemplated by this Agreement or (iv) limit or restrict the Surviving Corporation, any Affiliate of the Surviving Corporation or any of their successors and assigns from engaging or competing in any line of business or in any geographic area;

(p) take any action that is intended or is reasonably likely to result in any of the representations and warranties set forth in Section 3 hereof to become untrue or any condition set forth in Section 7 not being satisfied;

(q) pre-pay any long-term debt, if any, or accelerate or delay any material payments or the collection of payment due to the Company, except in the ordinary course of business consistent with past practice;

(r) (i) grant, extend, amend (except as required in the diligent prosecution of the Company IP Rights), waive or modify any rights in or to any IP Rights, (ii) fail to diligently prosecute any Company IP Rights or, to the extent applicable, other IP Rights or (iii) fail to exercise a right of renewal or extension under or with respect to any IP Right;

(s) (i) increase the number of employees of the Company and its Subsidiaries by more than 10%, based on the number of employees employed by the Company and its Subsidiaries as of the date hereof or (ii) enter into an employment relationship with any person at a Director or more senior position or (iii) hire any consultants, temporary employees or independent contractors if such hiring (A) provides compensation for services greater than $10,000 for any consultant, temporary employee or independent contractor, (B) provides compensation for services greater than $100,000 for such persons in the aggregate or (C) requires payment of any amounts upon the termination of the applicable relationship by the Surviving Corporation;

(t) (i) adopt, enter into, terminate or amend any Company Employee Plan (or any plan, program, policy, contract, agreement or other arrangement that would be a Company Employee Plan had it been in effect on the date hereof), (ii) increase in any manner the compensation, bonus, or fringe or other benefits of, or pay any bonus to, any current or former employee or consultant, except as required by any binding employment agreement, (iii) pay any benefit or amount not required under any Company Employee Plan, (iv) increase in any manner the severance or termination pay of any current or former employee or consultant, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Employee Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, “phantom” stock or other stock-related awards), or remove any existing restrictions in any Company Employee Plans or agreements or awards made thereunder, (vi) amend or modify any Company Option, (vii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Employee Plan, (viii) take any action to amend, waive or accelerate the vesting criteria or vesting requirements of payment of any compensation or benefit under any Company Employee Plan, or (ix) communicate with Company employees regarding the compensation, benefits or other treatment they will receive in connection with the Merger, unless any such communications are consistent with prior directives or documentation provided to the Company by Parent (in which case, to the extent practicable, the Company shall provide Parent with prior notice of any such communications);

(u) settle or compromise any claims or litigation or adverse proceeding, modify, amend or terminate any of the Material Contracts or waive, release or assign any rights or claims thereunder including granting any covenant not to sue except (i) in the ordinary course of business consistent with past practice, or (ii) as required by Law or any judgment by a Governmental Entity;

(v) make any material Tax election or settle or compromise any material liability for Taxes, change any annual Tax accounting period, change any Tax accounting method, file any amended material Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

(w) authorize or enter into an agreement to do any of the foregoing.

6. Additional Agreements.

6.1 Access to Information. The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby,

including promptly furnishing the other with copies of notice or other communications received by Parent, Merger Sub or the Company, as the case may be, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any development or combination of developments that, individually or in the aggregate, is reasonably likely to (i) cause any of its representations and warranties not to be true in all material respects on the Closing Date, or (ii) prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. During the Pre-Closing Period, the Company shall afford Parent and its personnel, accountants, counsel and other representatives reasonable access during normal business hours to (i) all of the Company’s books, Contracts, commitments, records, employees, Assets and IP Rights (including the work papers of its independent auditors) and (ii) all other existing information concerning the business, Assets and IP Rights and personnel of the Company as Parent may reasonably request; provided, however, that in exercising access rights under this Section 6.1, Parent shall not be permitted to interfere unreasonably with the conduct of the business of the Company. No investigation pursuant to this Section 6.1 and any facts disclosed or discovered as a result thereof shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

6.2 Public Disclosure. During the Pre-Closing Period, (a) Parent and the Company shall consult with each other before issuing any press release or otherwise making any statement or making any other disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and (b) neither the Company nor Parent shall issue any such press release or make any such statement or disclosure without the prior written approval of the other party, except as required by Law (in which case the parties shall consult with each other prior to making any such disclosure).

6.3 Regulatory Approval; Further Assurances.

(a) Parent and the Company shall use commercially reasonable efforts to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing and subject to the provisions of Section 6.3(c) below, each party to this Agreement shall: (i) make any filings and give any notices required to be made or given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use commercially reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement, contract or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each of Parent and the Company shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained during the Pre-Closing Period.

(b) Each party shall use its reasonable best efforts to file, by no later than five business days following the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, Each of Parent and the Company shall use its reasonable best efforts to cause to be prepared and filed, by no later than the fifth business day following the date of this Agreement, the notifications required under HSR in connection with the Merger. Parent and the Company shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Entity in connection with antitrust or related matters. Each of the Company (to the extent it has knowledge of such facts) and Parent shall (A) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (B) keep the other party informed as to the status of any such legal proceeding; and (C) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted by either of them in connection with any legal proceeding under or relating to HSR or any other foreign, federal or state antitrust, anticompetition or fair trade Law.

(c) Neither the Company nor Parent shall have any obligation under this Section 6.3 to take, or commit to take, any of the following actions before or after the Closing: (i) dispose of or transfer, or cause any of its Subsidiaries to dispose of or transfer, any IP Rights or material Assets; (ii) discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any person, any technology or other IP Rights; or (iv) hold separate or cause any of its Subsidiaries to hold separate any IP Rights, Assets or operations.

6.4 Employees.

(a) Parent agrees that, during the period commencing on the Effective Time and ending on the last day of the year during which the Closing occurs, the employees of the Company and its Subsidiaries at the Effective Time (the “Company Employees”) will continue to be provided benefits that are not materially less favorable in the aggregate than those provided as of the date hereof by the Company and its Subsidiaries to such Company Employees under the Company’s “employee welfare benefit plans” as defined in Section 3(1) of ERISA and “employee pension benefit plans” as defined in Section 3(2) of ERISA. With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or a subsidiary of Parent in which Company Employees subsequently participate (the “Parent Plans”), for purposes of determining eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company or a Subsidiary (or predecessor employers to the extent the Company or a Subsidiary provides past service credit) shall be treated as service with Parent; provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Employee Plan. Parent shall use reasonable efforts to cause to be waived any waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations under any Parent Plans. Company Employees shall be given credit for amounts paid under a similar Company Employee Plan during the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan for the plan year in which the Effective Time occurs. In the case of any former employee of the Company and any of their eligible dependents who are receiving health care contribution coverage under COBRA, Parent agrees to maintain in effect health care contribution coverage for such former employees and eligible dependents for the duration of the applicable COBRA contribution period if such persons otherwise qualify for benefits. Nothing in this Section 6.4 is intended to (1) be treated as an amendment to any particular Company Employee Plan, (2) prevent Parent from terminating any of its benefit plans in a manner that does not affect the vested or other pre-existing rights of any Company Employee, or (3) give any third party the right to enforce any of the provisions of this Agreement.

(b) If requested by Parent at least five days prior to the Effective Time, the Company shall terminate any and all Company Employee Plans intended to qualify under Section 401(k) of the Code, effective not later than the day immediately preceding the Effective Time. In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

(c) No provision of this Agreement shall create any third-party beneficiary rights in any Company Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any employee of the Company by Parent or the Surviving Corporation or under any benefit plan which Parent or the Surviving Corporation may maintain.

(d) Between the date of this Agreement and the Effective Time, the Company shall use its best efforts to assist Parent in entering into Parent’s standard “on-boarding” documents with each of the Company Employees, which documents will be effective at the Effective Time and shall include (i) at will agreements, (ii) proprietary information and inventions agreements and (iii) mutual agreements to arbitrate claims.

(e) As of the Effective Time, Parent shall, or shall cause the Surviving Entity and its other Subsidiaries to, credit to Company Employees the amount of vacation time that such Company Employees had accrued under any applicable Company Employee Plan as of the Effective Time, subject to the cap on vacation accrual set forth in Parent’s vacation policy; provided that the accrued vacation time of each such Company Employee in excess of such cap shall be paid as soon as practicable to such Company Employee at the Company Employee’s compensation rate in effect as of the Effective Time.

(f) Prior to the Effective Time, the Company shall terminate those certain consulting agreements set forth in Section 6.4(f) of the Company Disclosure Schedule.

6.5 FIRPTA Matters. At the Closing, the Company shall deliver to Parent: (a) a statement conforming to the requirements of Section 1.1445-2(c)(3) of the United States Treasury Regulations; and (b) the notification to the Internal Revenue Service required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

6.6 Indemnification of Officers and Directors of the Company and its Subsidiaries.

(a) For a period of six years from and after the Closing Date, Parent and the Surviving Corporation, jointly and severally, agree to indemnify (including the advancement of expenses) and hold harmless all past and present officers and directors of the Company to the same extent such individuals are entitled to indemnification by the Company pursuant to the certificate of incorporation and bylaws of the Company, the equivalent organization documents of its Subsidiaries, employment agreements and/or indemnification agreements, each as in effect as of the date of this Agreement, and to the fullest extent permitted under applicable Law, for any costs or expenses (including attorneys’ fees and expenses), judgments, fines, Losses, claims, settlements, damages or Liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to acts or omissions that occurred at or prior to the Effective Time. This Section 6.6 shall survive the consummation of the Merger, and is intended to be for the benefit of, and shall be enforceable by, all past and present officers and directors of the Company, their respective heirs and personal representatives and shall be binding upon Parent and the Surviving Corporation. The obligations of Parent and the Surviving Corporation under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.6 applies without the express written consent of such affected indemnitee.

(b) If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of their Assets and IP Rights to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.6.

(c) The rights of each past and present officer and director of the Company under this Section 6.6 shall be in addition to any rights such individual may have under the Company’s Organizational Documents or under any applicable Law. The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each of the past and present officers and directors of the Company, their respective heirs and representatives, in each case, subject to this Section 6.6.

6.7 No Solicitation by the Company. Neither the Company nor any of its executive officers and directors shall, and the Company shall direct and use reasonable best efforts to cause its employees, agents and representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any acquisition, merger, sale or license of IP Rights or substantial Assets, sale of controlling interest in the Company through a sale or issuance of Company Capital Stock or similar transactions involving the Company (any of the foregoing inquiries or proposals being referred to herein as a “Company Acquisition Proposal”). Neither the Company nor any of the officers, directors and employees of the Company shall, and the Company shall direct and use reasonable best efforts to cause its agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a Company Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a Company Acquisition Proposal. The Company shall notify Parent promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated with, it or any of its representatives indicating, in connection with such notice, the name of such person and a summary of the material terms and conditions of any proposals, offers or inquiries. The Company shall direct and shall use reasonable best efforts to cause each of its Affiliates, investors and the representatives immediately to terminate any and all discussions or negotiations, with any third party with respect to, or any that could reasonably be expected to lead to, a Company Acquisition Proposal.

6.8 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.9 Taxes and Related Matters.

(a) Tax Returns. The Company shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to it (taking into account available extensions of time) on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns. Such Tax Returns shall be true and correct in all material respects and shall be prepared in accordance with the most recent Tax practices as to elections and accounting methods except for new elections that may be made therein that were not previously available, subject to the consent of Parent. Parent shall cause the Company to prepare and file when due all Tax Returns required to be filed by the Company after the Closing Date and shall pay any Taxes due in respect of such Tax Returns.

(b) Notification of Tax Proceedings. Between the date hereof and the Effective Time, to the extent the Company has knowledge of the commencement or scheduling of any tax audit, the assessment of any material Tax, the issuance of any notice of material Tax due or any bill for collection of any Tax due for material Taxes, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of the Company, the Company shall provide prompt notice to Parent of such matter, setting forth information (to the extent known) describing any asserted Tax Liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

(c) Contest Provisions. Parent or the Company shall promptly notify the Stockholders’ Agent in writing upon receipt by Parent or any of its Affiliates or the Company or any of its Affiliates, of notice of any pending or threatened federal, state, local, or other foreign income or franchise Tax audits or assessments which may materially affect the Tax liabilities of the Company or any Subsidiary for which the Former Securityholders would be required to indemnify Parent pursuant to this Agreement. Parent shall have the sole right to control the representation of the Company’s or any Subsidiary’s interests in any Tax audit or administrative or court proceeding relating to Tax periods ending on or before the Closing Date, and to employ counsel of its choice at its expense. The Stockholders’ Agent shall be entitled to participate at its expense in any such proceeding, subject to the control of Parent. Notwithstanding the foregoing, Parent shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes relating to Tax periods ending on or before the Closing Date which may materially affect the Tax liabilities of the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, for which the Former Securityholders would be required to indemnify Parent without the prior written consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld. The Stockholders’ Agent shall be entitled to participate at its expense in the defense of any claim for Taxes for a Tax period ending after the Closing Date which may be the subject of indemnification by the Former Securityholders, subject to the control of Parent, and, with the written consent of Parent, and at the sole expense of the Former Securityholders, may assume the entire defense of such Tax claim.

6.10 Disclosure of Clinical Data. With respect to that certain clinical study identified by the Company as AV14-C001 (“AV14C001”), during the Pre-Closing Period, the Company shall use reasonably diligent efforts to complete dosing, data collection and analysis of all cohorts, as described in and pursuant to the clinical trial protocol for AV14C001 furnished by the Company to Parent prior to the date of this Agreement, and shall promptly disclose to Parent all data and data summaries relating to AV14C001 upon completion of such dosing, data collection and analysis, and shall use its reasonable best efforts to cause third parties to, cooperate with Parent in its review and analysis of such data and data summaries.

6.11 Stockholder Vote Concerning Code Section 280G. Prior to the Effective Time, the Company shall comply with the shareholder vote requirements needed to avail itself of the exemption for small business corporations contained in Section 280G(b)(5) of the Code and the applicable regulations promulgated thereunder (the “280G Shareholder Vote”), and shall cause its Disqualified Individuals to waive any payments in respect of the Merger that would not be deductible pursuant to Section 280G of the Code if the 280G Shareholder Vote fails the approval requirements set out in Section 280G(b)(5) of the Code and the applicable regulations promulgated thereunder. Prior to providing the Company’s shareholders with any materials necessary to comply with such requirements, the Company shall provide a copy of such materials to Parent in sufficient time to allow Parent to comment thereon and shall consider any such comments in good faith. If the 280G Shareholder Vote fails to achieve the requisite approval in respect of any Disqualified Individual, the Company shall provide to Parent the name of such Disqualified Individuals and amounts waived.

6.12 Bonus Plan. Parent shall, or shall cause Merger Sub to, in exchange for the signing of a release by each recipient thereunder in the form provided by Parent, comply with the terms of the Bonus Plan and pay or provide, or cause to be paid or provided, the benefits required thereunder. Neither Parent nor Merger Sub shall modify or amend the Bonus Plan to the extent such modification or amendment would reduce the benefits payable to, or adversely affect the rights of, the participants thereunder.

6.13 Series C Preferred Stock Purchase Agreement. By no later than two business days after the date hereof, the Company shall deliver an instrument to each Series C Preferred Stock Purchaser, which instrument shall: (a) advise each Series C Preferred Stock Purchaser of the execution of this Agreement; (b) request that each Series C Preferred Stock Purchaser either exercise or waive its respective Put Right (as defined in the Series C Preferred Stock Purchase Agreement) under Section 1.4 of the Series C Preferred Stock Purchase Agreement in accordance with the terms of the Series C Preferred Stock Purchase Agreement; (c) waive, on behalf of the Company, the twenty calendar day notice period provided for in Section 1.4 of the Series C Preferred Stock Purchase Agreement with respect to the timing for the delivery of the Put Exercise Notice (as defined in the Series C Preferred Stock Purchase Agreement); and (d) permit each Purchaser to make the exercise of its respective Put Right (as defined in the Series C Preferred Stock Purchase Agreement) under Section 1.4 of the Series C Preferred Stock Purchase Agreement (i) conditional upon the satisfaction or waiver of each of the conditions set forth in Section 7 of this Agreement and (ii) effective immediately prior to the Effective Time.

7. Conditions to the Merger.

7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may be waived by the written agreement of Parent and the Company):

(a) Litigation. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the related transactions contemplated by this Agreement or materially modifies any material term of this Agreement, the Merger or the related transactions contemplated hereby (collectively, an “Order”), and no Governmental Entity shall have instituted any proceeding, and no other person shall have instituted any proceeding reasonably likely to succeed on the legal and factual merits, seeking any such Order.

(b) HSR. The waiting period applicable to the consummation of the Merger under the HSR shall have expired or been terminated.

7.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may be waived by the written agreement of Parent):

(a) Representations and Warranties. The representations and warranties of the Company in Section 3 and the representations and warranties made to Parent in the Voting Agreements shall be accurate in all material respects as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all material respects as of such date), except where the failure of such representations and warranties to be so true and correct has not had and could not reasonably be expected to result in, individually or in the aggregate with any other failures of such representations and warranties to be true and correct, a Company Material Adverse Effect.

(b) Required Stockholder Vote. The representation and warranty set forth in the third sentence of Section 3.2 with respect to the Required Stockholder Vote shall remain accurate in all respects as of the Closing Date, and the Voting Agreements shall be in full force and effect and no breaches thereof by any party thereto shall have occurred which could reasonably be expected to cause such Required Stockholder Vote to not be obtained.

(c) Performance of Covenants. The Company shall have complied with and performed in all material respects all material covenants under this Agreement required to be complied with or performed by the Company at or prior to the Closing.

(d) Certificate of Officer. Parent and Merger Sub shall have received a certificate executed on behalf of the Company by an officer of the Company, representing and warranting that the conditions set forth in Sections 7.2(a), 7.2(b) and Section 7.2(c) have been satisfied.

(e) Consents Under Agreements. The Company shall have obtained the consents or approvals set forth in Section 7.2(e) of the Disclosure Schedule.

(f) No Company Material Adverse Effect. Following the date of this Agreement, no change, circumstance, effect, event or fact that, individually or in the aggregate, has had, or could reasonably be expected to result in, a Company Material Adverse Effect, shall have occurred.

(g) Opinion. Counsel for the Company shall have delivered to Parent an opinion in form and substance set forth as Exhibit C hereto.

(h) Certain Employees. No fewer than 80% of the current employees of the Company listed in Section 7.2(h) of the Company Disclosure Schedule shall be actively employed by the Company at the Effective Time; provided, however, that if any such named individual voluntarily leaves the employ of the Company, the Company may hire a replacement employee that is reasonably acceptable to Parent.

(i) Stockholder Approval Regarding Code Section 280G. (A) The 280G Shareholder Vote that satisfies the requirements of Section 280G of the Code and the regulations thereunder shall have occurred and, as a consequence of which, the Company shall have received the stockholder approval referred to in Section 6.11, or (B) all payments which could reasonably be expected to be nondeductible under Section 280G of the Code shall have been waived by the applicable Disqualified Individuals.

(j) Expense Statement. The Company shall have delivered to Parent the Expense Statement, certified by an officer of the Company, not less than five business days prior to the Closing Date (as updated and supplemented by the Company through and including the Closing Date, with any such updates or supplements likewise certified by an officer of the Company), and Parent shall have agreed thereto.

7.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger and to otherwise consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may be waived by the written agreement of the Company):

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub in this Agreement shall be accurate in all material respects as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement, in which case such representation or warranty shall have been accurate in all material respects as of such date), except where the failure of such representations and warranties to be so true and correct has not had and could not reasonably be expected to result in, individually or in the aggregate with any other failures of such representations and warranties to be true and correct, a Parent Material Adverse Effect.

(b) Performance of Covenants. Parent and Merger Sub shall have each complied with and performed in all material respects all of their respective material covenants under this Agreement required to be complied with or performed by either of them at or prior to the Closing.

(c) Certificate of Officers. The Company shall have received a certificate executed on behalf of each of Parent and Merger Sub by an officer of Parent and Merger Sub, respectively, representing and warranting that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

8. Termination.

8.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 8.1(b) through 8.1(e), by notice from the terminating party to the other party setting forth a brief description of the basis for termination):

(a) by the mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by the date that is four months from the date of the Agreement; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to comply with or perform in any material respect any covenant under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(c) by either Parent or the Company if a Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or entered a nonappealable final and permanent Order;

(d) by the Company if (i) there is an inaccuracy in any of the representations or warranties of Parent or Merger Sub in this Agreement such that the condition set forth in Section 7.3(a) would not be satisfied, or there has been a breach by Parent or Merger Sub of any of their respective covenants in this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied, (ii) the Company shall have delivered to Parent a written notice of such inaccuracy or breach, and (iii) at least 30 days shall have elapsed since the delivery of such notice without such inaccuracy or breach having been cured; or

(e) by Parent if (i) there is an inaccuracy in any of the representations or warranties of the Company in this Agreement such that the condition set forth in Section 7.2(a) would not be satisfied, or there has been a breach by the Company of any of its covenants in this Agreement such that the condition set forth in Section 7.2(c) would not be satisfied, (ii) Parent shall have delivered to the Company a written notice of such inaccuracy or breach, and (iii) at least 30 days shall have elapsed since the delivery of such notice without such inaccuracy or breach having been cured.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, and there shall be no Liability on the part of Parent, the Company, Merger Sub or their respective officers, directors or stockholders, except to the extent that such Liability results from the breach by a party of any of its covenants set forth in this Agreement; provided, however, that the provisions of Section 10 (and that certain confidentiality agreement, dated June 23, 2006, between the Company and Parent (the “Confidentiality Agreement”)) shall remain in full force and effect and survive any termination of this Agreement.

9. Contingent Payments; Indemnification.

9.1 Contingent Payments.

(a) Milestones.

(i) Within 30 Business Days following the first dosing in humans of a once per week subcutaneous formulation of the IL6 Avimer (or a third party on Parent’s behalf) (the “SQ Formulation Milestone”), Parent shall notify the Stockholders’ Agent that the SQ Formulation Milestone Event has been satisfied and pay or cause to be paid to the Paying Agent for the benefit of the Former Stockholders the aggregate Pro Rata Portions of such persons of $40,000,000, as such amount may be adjusted pursuant to Section 9.1(b) (such amount, as so adjusted, the “SQ Formulation Milestone Payment”).

(ii) Within 30 business Days following the first dosing of any Avimer that inhibits interleukin 6 in the first Registration-Enabling Clinical Trial involving such Avimer (the “Registration Study Milestone”), Parent shall notify the Stockholders’ Agent that the Registration Study Milestone has been satisfied and pay or cause to be paid to the Paying Agent for the benefit of the Former Stockholders the aggregate Pro Rata Portions of such persons of the Registration Study Milestone Maximum Amount (as defined below), as such amount may be adjusted pursuant to Section 9.1(b) (such amount, as so adjusted, the “Registration Study Milestone Payment”). For purposes of this Agreement, “Registration Study Milestone Maximum Amount” means one of the following amounts, as applicable: (A) $50,000,000, in the event that the Registration Study Milestone occurs on or before December 31, 2009; (B) $25,000,000, in the event that the Registration Study Milestone occurs on or before December 31, 2010; or (C) $12,500,000 in the event that the Registration Study Milestone occurs on or before December 31, 2011.

(b) General.

(i) Termination of Contingent Payments Obligation. Parent shall not be obligated to make any Contingent Payment, and shall have no further liability to any of the Former Securityholders or former holders of Unvested Company Options, in respect of: (A) any SQ Formulation Milestone that occurs on or following the third anniversary of the Closing Date; or (B) any Registration Study Milestone that occurs on or following January 1, 2012.

(ii) Payment Procedures. As promptly as practicable following receipt by the Paying Agent of the aggregate Pro Rata Portions of the Former Stockholders of a Contingent Payment, if any, pursuant to Section 9.1(a), the Paying Agent shall pay to each Former Stockholder, by wire transfer of immediately available funds (or by check, as reasonably directed by such person), such person’s Pro Rata Portion of such Contingent Payment. Parent shall have no obligation to any Former Stockholder in respect of such person’s Pro Rata Portion of any Contingent Payment other than the obligation to make payments to the Paying Agent specified in Section 9.1(a) and upon payment by Parent to the Paying Agent of such amounts, all of Parent’s obligations with respect thereto shall be satisfied and discharged in full. Each Former Stockholder shall look only to the Paying Agent to receive such person’s Pro Rata Portion of any Contingent Payment pursuant to Section 9.1(a). Promptly following the payment to the Paying Agent by or on behalf of Parent of the aggregate Pro Rata Portions of the Former Stockholders of a Contingent Payment, if any, pursuant to Section 9.1(a), Parent shall, or shall cause the Surviving Corporation or the Paying Agent (as Parent shall determine in its sole discretion) to, deliver to each former holder of a Company Warrant, each former holder of a Vested Company Option and each former holder of a Unit, such person’s applicable Pro Rata Portion of such Contingent Payment, if any (solely with respect to the shares of Company Capital Stock covered by such Company Warrant, Unvested Company Option or Unit, as the case may be). The right of the Former Securityholders to receive their respective Pro Rata Portions of the Contingent Payments shall not be evidenced by any form of certificate or instrument. The right of any Former Securityholder to receive such person’s Pro Rata Portion of any Contingent Payment shall not be assignable or transferable except by will, the Laws of intestacy, other operation of Law or, if such Former Securityholder is a partnership or a limited liability company, to one or more partners or members of such Former Securityholder or to one or more Affiliates of such Former Securityholder, and neither Parent, the Surviving Corporation, the Paying Agent, nor the Stockholders’ Agent shall give no effect to any purported assignment or transfer made in contravention of this sentence. Parent shall have no obligation to any former holder of Unvested Company Options other than to comply with the matters set forth in Section 2.11(c) of this Agreement.

(iii) Adjustments.

(A) In the event that (1) the Company does not procure and furnish Parent with, by no later than four business days prior to the Closing Date, that certain instrument described in the first paragraph of Section 9.1(b)(iii) of the Company Disclosure Schedules or (2) the Company does not comply with the matters set forth in the second paragraph of Section 9.1(b)(iii) of the Company Disclosure Schedules, then: (x) the SQ Formulation Milestone Payment shall be reduced by the amount of $10,000,000, and (y) the Registration Study Milestone Payment shall be reduced by the amount of $20,000,000; provided that, notwithstanding anything to the contrary set forth in this Agreement, the reductions to the Milestones set forth in this paragraph (iii)(A) shall constitute Parent’s sole remedy in the event of the Company’s failure to perform its covenants under clauses (1) of (2) of this paragraph (iii)(A).

(B) In addition, any Contingent Payment that is payable following the completion of a Milestone shall be reduced by the aggregate amount of (1) any claims for indemnification or reimbursement pursuant to Section 9.2 of this Agreement, (2) any Specified Transactional Expenses (whether or not set forth on the Expense Statement), (3) any Stockholders’ Agent Costs payable under Section 9.3(b), and (4) any fees and expenses of the Paying Agent, in each case, not otherwise deducted from the Up-Front Payment or any prior Contingent Payment (for the avoidance of doubt, to the extent that the amount of a particular Contingent Payment is insufficient to offset any Parent Claim (as defined below), the undeducted excess of such amounts shall be carried forward and deducted from the next Contingent Payments in the manner provided herein) (the amounts subject to clauses (1), (2), (3) and (4), together, the “Parent Claims”), that have been made as of the fifth business day prior to the payment date of a Contingent Payment; for the avoidance of doubt, the amounts set forth in paragraph (iii)(A) above and clauses (2), (3) and (4) of this paragraph (iii)(B) shall not be subject to the Basket Amount set forth in Section 9.2 of this Agreement.

(C) Within 30 business days following the final determination of all outstanding Parent Claims for which a Contingent Payment was reduced pursuant to Section 9.1(b), Parent shall pay or cause to be paid to the Pro Rata Portions of the difference between the amount by which the Contingent Payment was reduced for Parent Claims and the amount of the Parent Claims as finally determined to each Former Securityholder in the manner set forth in Section 9.1(b)(ii) and comply with the matters set forth in Section 2.11(c) with respect to former holders of Unvested Company Options.

(D) Subject to the provisions of Section 9.2(e)(ii) of this Agreement: (1) the Stockholders’ Agent shall have five business days from the date of payment of any Contingent Payment that was reduced by a Parent Claim to accept or object to all or a portion of such Parent Claim; (2) in the event that the Stockholders’ Agent, in good faith, disagrees with all or a portion of the Parent Claim, then the Stockholders’ Agent shall deliver to the Company, by no later than the expiration of such five business day period, written notice of such disagreement, which notice shall include in reasonable detail its reasons for such disagreement; (3) if the Stockholders’ Agent delivers a timely notice, the Stockholders’ Agent and Parent shall have five business days from the date of delivery of the notice to resolve all disputes set forth in the notice; and (4) if the Stockholders’ Agent fails to dispute any Parent Claim or any portion thereof in accordance with the foregoing provisions, then such Parent Claim or any portion thereof shall be deemed to be finally determined for all purposes under this Agreement.

(iv) Miscellaneous.

(A) If any Milestone occurs prior to the Effective Time, (1) Parent shall not be obligated to make any Contingent Payment unless the Effective Time occurs, and (2) the related Contingent Payment will be payable within 30 business days following the Effective Time.

(B) Following the Closing, Parent and its Affiliates will have the right, in their sole and absolute discretion, to direct and control the development and manufacture of the IL6 Avimer, including, but not limited to, the determination to manufacture the IL6 Avimer or pursue any subcutaneous formulation thereof or make any regulatory filings or seek any regulatory approvals; provided that Parent will use reasonable efforts to keep the Stockholders’ Agent informed in a timely manner of material decisions, developments and determinations relating to the Milestones. This Agreement shall not be construed to impose upon Parent or any of its Affiliates any express or implied obligation to develop, pursue, test, make any regulatory filing, seek any regulatory approval or otherwise advance the IL6 Avimer.

9.2 Indemnification.

(a) Survival. Subject to the provisions of this Section 9.2, each of the representations, warranties, covenants and obligations in this Agreement shall survive and continue in full force and effect, notwithstanding the occurrence of the Closing and the consummation of the Merger. The right of a person to any remedy pursuant to this Section 9.2 shall not be affected by any investigation or examination conducted, or any knowledge possessed or acquired, by such person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation, or by the waiver of any closing condition contained in this Agreement.

(b) Indemnification.

(i) Each Parent Indemnified Party shall be indemnified and reimbursed, by the Former Securityholders and former holders of Unvested Company Options, jointly and severally, solely by means of adjustments of the Contingent Payments (pursuant to Sections 2.11(c) and 9.1(b)(iii) of this Agreement and as set forth below) and subject to the provisions of this Section 9.2, from and against any and all Losses asserted against, suffered, sustained, accrued or incurred by such Parent Indemnified Party in connection with, arising out of or resulting from (A) any breach or inaccuracy of any representation or warranty made by the

Company in or pursuant to this Agreement (it being understood that in determining whether any such representation or warranty was breached or was inaccurate, such representation and warranty shall be considered without regard to any reference to knowledge, materiality or Company Material Adverse Effect set forth herein) or (B) any failure to perform any covenant or obligation made by the Company in or pursuant to this Agreement.

(ii) Notwithstanding anything herein to the contrary, no party which is obligated pursuant to Section 9.2(b)(i)(A) to provide indemnification as set forth herein (the “Indemnifying Party”) shall be liable under Section 9.2(b)(i)(A) until the aggregate amounts otherwise due any other party or parties entitled to indemnification thereunder exceeds $2,000,000 in the aggregate (the “Basket Amount”), in which case such Indemnifying Party will be liable to the Parent Indemnified Party(ies) for all of such Losses including the Basket Amount. The limitation set forth in this first sentence of this paragraph shall not apply to any Losses incurred in connection with any breach or inaccuracy of any representation or warranty contained in Section 3.1, 3.2, 3.5(a), 3.13(b), 3.18 or 3.23.

(c) Notice. Any Parent Indemnified Party seeking indemnification or reimbursement shall provide to the Stockholders’ Agent a reasonably detailed written notice of any claims that it may have (a “Claim Notice”), and in the event that there be asserted against any Parent Indemnified Party any written claim or demand for which any Parent Indemnified Party may be entitled to indemnification or reimbursement hereunder (a “Third Party Claim”), the Parent Indemnified Party shall provide to the Stockholders’ Agent a Claim Notice with respect thereto within 30 calendar days following the Parent Indemnified Party’s receipt of such claim (and no fewer than ten calendar days prior to a scheduled appearance date in a litigated matter). Each Claim Notice shall contain a reasonable estimate of the Losses against which such Parent Indemnified Party seeks indemnification, to the extent that such an estimate can be made. The failure to so notify the Stockholders’ Agent shall not relieve any Liability that it may have to the Parent Indemnified Party, except to the extent that the Stockholders’ Agent or the ability of such Stockholders’ Agent to defend against any associated legal action has been prejudiced thereby.

(d) Third Party Claims. With respect to each Third Party Claim that is the subject of a Claim Notice:

(i) The Parent Indemnified Party and the Stockholders’ Agent shall keep each other fully informed concerning the status of such Third Party Claim and any related proceedings at all stages thereof, and shall render to each other such assistance as they may reasonably require of each other and shall cooperate with each other in good faith in order to ensure the proper and adequate defense of such Third Party Claim. For the avoidance of doubt, all reasonable out-of-pocket costs and expenses incurred by the Parent Indemnified Party in connection therewith shall be subject to indemnification in accordance with the terms of Section 9.1(b) of this Agreement.

(ii) The Parent Indemnified Party and the Stockholders’ Agent shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law and rules of procedure), and to cause all communications among employees, counsel and other representatives of the Parent Indemnified Party and the Stockholders’ Agent to be made so as to preserve any applicable attorney-client or work-product privileges.

(iii) Each party hereby consents to the non-exclusive jurisdiction of any court in which a Third Party Claim is brought for purposes of any claim for indemnification or reimbursement with respect to such Third Party Claim or the matters alleged therein, and agrees that process may be served on such Party with respect to any such claim anywhere in the world.

(e) Payment.

(i) To the extent permitted by Law, any payment made by a person indemnifying an Indemnified Party pursuant to this Section 9.2 (any such Indemnified Party, a “Payee” and any such indemnifying person, a “Payor”) shall be treated on the parties’ Tax Returns as an adjustment to the purchase price for all Tax purposes.

(ii) In the event a claim for indemnification or reimbursement under this Section 9.2 shall have been finally determined in which the Parent Indemnified Party is Parent and/or Merger Sub, the amount of the related Loss shall be paid pursuant to and solely by means of deductions from Contingent Payments pursuant to Section 9.1(b) and, except for any Loss resulting from a claim for indemnification or reimbursement based on fraud, neither the Stockholder Agent, any Former Securityholder nor any former holder of an Unvested Company Option shall have any responsibility for any Loss resulting from a claim for indemnification or reimbursement under this Section 9.2 other than by means of adjustment of the Contingent Payments, if any. To the extent a payment relates to any Loss denominated in a currency other than United States Dollars, such payment shall be made or deducted in United States Dollars calculated at the United States Dollar exchange rate in effect for such currency on the date preceding the date of payment. Any claim, liability therefor and the amount of the related Losses shall be “finally determined” when the parties to such claim have so determined by mutual written agreement or, if disputed, when a final and non-appealable Order of a court of competent jurisdiction shall have been entered concerning such matters. If the Stockholders’ Agent fails to dispute any Loss (other than Losses related to any Third Party Claim) within the 30 business day period referred to in Section 9.1(b)(iii), such Loss shall be deemed to be “finally determined” for all purposes under this Agreement.

(f) Sole Remedy. Following the Closing, the indemnification rights provided in this Section 9.2 shall constitute the sole and exclusive remedy and the sole basis for and means of recourse among Parent, the Company, the Stockholders’ Agent and the Former Securityholder with respect to any Losses of any kind or nature (other than Losses caused by fraud) arising out of or in connection with any breach or alleged breach of any representation, warranty or covenants contained in this Agreement.

9.3 Stockholders’ Agent.

(a) By virtue of the approval of this Agreement by the Company’s stockholders, and without further action of any Company stockholder, and by virtue of the execution of the applicable instrument provided for in Section 2.11(a) of this Agreement by the former holders of Company Warrants, each Former Stockholder and each former holder of a Company Warrant (the “Appointing Former Holders”) shall be deemed to have irrevocably constituted and appointed, or shall irrevocably constitute and appoint, as the case may be, the Stockholders’ Agent (and by execution of this Agreement, the Stockholders’ Agent hereby accepts such appointment) as agent and attorney-in-fact for and on behalf of the Appointing Former Holders, with full power of substitution, to act in the name, place and stead of each Appointing Former Holder with respect to this Section 9 and the taking by the Stockholders’ Agent of any and all actions and the making of any decisions required or permitted to be taken by the Stockholders’ Agent under this Agreement, including the exercise of the power to: (i) give and receive notices and communications under this Section 9; (ii) object to claims for indemnification and other Parent Claims made by Parent under this Section 9; (iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification and other Parent Claims made by Parent under this Section 9; (iv) receive a deposit in the amount of $100,000, to be provided by the Company immediately prior to the Effective Time, to hold such funds (the “Stockholders Agent’s Fund”) in a separate account solely within the Stockholders’ Agent’s control and which need not be interest bearing, to deduct from the Stockholders’ Agent’s Fund the amount of $10,000 per year as a fee for serving as Stockholders’ Agent, to use the amounts in the Stockholders’Agent’s Fund in furtherance of its duties as Stockholders’ Agent as it may determine in its good faith discretion and to retain as an additional fee any amounts remaining in the Stockholders’Agent’s Fund following the conclusion of its services as Stockholders’ Agent hereunder; and (v) take all actions necessary or appropriate in the good faith judgment of the Stockholders’ Agent for the accomplishment of the foregoing. The power of attorney granted in this Section 9.3 by each Appointing Former Holder to the Stockholders’ Agent is coupled with an interest and is irrevocable, may be delegated by the Stockholders’ Agent and shall survive the death or incapacity of any Appointing Former Holder. The identity of the Stockholders’ Agent and the terms of the agency may be changed, and a successor Stockholders’ Agent may be appointed, from time to time (including in the event of the death, disability or other incapacity of the Stockholders’ Agent) by the Appointing Former Holders whose aggregate portion of the Remaining Up-Front Payment exceeds 50%, and any such successor shall succeed the Stockholders’ Agent as Stockholders’ Agent hereunder. No bond shall be required of the Stockholders’ Agent.

(b) The Stockholders’ Agent shall not be liable for any Liability, Loss, damage, penalty, fine, cost or expense incurred without gross negligence by the Stockholders’ Agent while acting in good faith and in the exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of his duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). It shall be a condition of each Appointing Former Holder’s right to receive any portion of the Merger Consideration or any other payment or benefit hereunder that such person execute a document in which such person shall, in accordance with their Pro Rata Portion, indemnify and defend the Stockholders’ Agent and hold the Stockholders’ Agent harmless against any Loss, damage, cost, Liability or expense incurred without fraud, gross negligence or willful misconduct by the Stockholders’ Agent and arising out of or in connection with the acceptance, performance or administration of the Stockholders’ Agent’s duties under this Agreement. Any Liabilities, Losses, penalties, fines, claims, damages, out-of-pocket costs or expenses incurred by or reasonably expected to be incurred by the Stockholders’ Agent in connection with the acceptance, performance and administration of its duties as the Stockholders’ Agent pursuant to this Agreement (including the hiring of legal counsel, accountants or auditors and other advisors pursuant to the terms of this Agreement but excluding any of the foregoing arising out of the Stockholders’ Agent’s fraud, gross negligence or willful misconduct) (“Stockholders’ Agent’s Costs”), shall be paid as follows: (i) first by recourse to the Stockholders’ Agent’s Fund, (ii) then by recourse to any Contingent Payments as set forth in Section 9.1(b)(ii), and (iii) if such amounts are insufficient to pay such Stockholders’ Agent’s Costs, directly to the Appointing Former Holders (in proportion to the payments received by such persons under Sections 2.6(a) and (b) of this Agreement).

(c) From and after the Effective Time, Parent shall cause the Surviving Corporation to provide the Stockholders’ Agent with reasonable updates about the Surviving Corporation and the reasonable assistance of the officers and employees of Parent and the Surviving Corporation for purposes of performing his duties and exercising his rights under this Agreement; provided that the Stockholders’ Agent shall treat confidentially any nonpublic information it receives from Parent regarding the Surviving Corporation (except in connection with the performance by the Stockholders’ Agent of its duties or the exercise of its rights under this Agreement). Parent (and the Surviving Corporation) shall have no Liability to any of the Former Securityholders or former holders of Unvested Company Options or otherwise arising out of the acts or omissions of the Stockholders’ Agent or any disputes among the Former Securityholders or former holders of Unvested Company Options or between the Former Securityholders or former holders of Unvested Company Options and the Stockholders’ Agent. Parent may rely entirely on its dealings with, and notices to and from, the Stockholders’ Agent to satisfy any obligations it might have under this Agreement or otherwise to the Former Securityholders or former holders of Unvested Company Options.

9.4 Actions of the Stockholders’ Agent. From and after the Effective Time, a decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all Former Securityholders and all former holders of Unvested Company Options and shall be final, binding and conclusive upon each Former Securityholder and each former holder of an Unvested Company Option, and Parent may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each Former Securityholder and each former holder of an Unvested Company Option. Parent and the Surviving Corporation are hereby relieved from any liability to any person for any acts done by Stockholders’ Agent and any acts done by Parent or the Surviving Corporation in accordance with any such decision, act, consent or instruction of the Stockholders’ Agent.

10. General Provisions.

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) upon receipt if delivered personally, (ii) one business day after being sent by commercial overnight courier service, or (iii) upon transmission if sent via facsimile with confirmation of receipt to the parties made by the recipient at the following addresses (or at such other address for a party as shall be specified upon like notice):

(a) if to Parent or Merger Sub, to:

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, CA 91320

Attention: General Counsel

Telecopy: (805) 499-4531

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Francis J. Aquila, Esq.

Matthew G. Hurd, Esq.

Telecopy: (212) 558-3588

(b) if to the Company, to:

Avidia, Inc.

2450 Bayshore Parkway

Mountaine View, CA 94043

Attention: Chief Executive Officer

Telecopy: (650) 404-2001

with a copy to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attention: Barbara Kosacz, Esq.

Adam Salassi, Esq.

Telecopy: (650) 849-7400

(c) if to the Stockholders’ Agent, to:

Alloy Ventures, Inc.

400 Hamilton Avenue

4th floor

Palo Alto, CA 94301

Attention: J. Leighton Read, M.D.

Tony Di Bona

Telecopy: (650) 687-5010

10.2 Additional Definitions.

(a) For purposes of this Agreement, “Company Material Adverse Effect” means (i) with respect to any human clinical trial involving the IL6 Avimer, the occurrence of any “life-threatening adverse drug experience” or “serious adverse drug experience,” as those terms are defined pursuant to 21 C.F.R. §312.32, which the safety review committee for such trial determines is drug-related, or (ii) any change, circumstance, development, state of facts, event, effect or occurrence that materially adversely affects the Company’s right to develop or commercialize any Avimer that inhibits interleukin 6 without infringing upon the intellectual property rights of a third party, or (iii) an effect that could reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger or otherwise prevent the performance by the Company of any of its material obligations under this Agreement, or (iv) a material adverse effect on the financial condition, Assets (taken as a whole), IP Rights, Liabilities, business, or results of operations of the Current Company Business, other than the matters set forth in clauses (i) and (ii); provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:

(A) conditions affecting (1) any of the industries in which the Company or any of its Subsidiaries operates or participates, (2) the U.S. economy or financial markets or (3) any foreign economy or financial markets in any location where the Company or any of its Subsidiaries has material operations or sales (except that such conditions in clauses (1), (2) or (3) of this clause (A) shall be taken into account to the extent they have adversely affected the Current Company Business to a substantially greater degree than they have affected the business of the other companies in the same industry sector as the Company);

(B) any loss of, or any adverse change in relationship with, any vendor, supplier, employee(s), consultants, service provider, or any party to any Material Contract that the Company establishes was proximately caused by the announcement of the transactions contemplated by this Agreement;

(C) any breach by Parent of this Agreement or the Confidentiality Agreement;

(D) the taking of any action by Parent or any of Parent’s Subsidiaries, or the taking of any action by the Company or any of its Subsidiaries approved in writing by Parent or that are otherwise permitted under the terms of this Agreement;

(E) any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof, provided that such change is not applicable solely to the Company; or

(F) the matters set forth in Section 10.2(a) of the Company Disclosure Schedule.

(b) For purposes of this Agreement, any reference to the Company’s “knowledge” means the actual knowledge, after due inquiry, of any member of the Board of Directors of the Company or any person employed at a Vice President or more senior position with the Company.

(c) For purposes of this Agreement, “Subsidiary” means any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries.

(d) For purposes of this Agreement, “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

10.3 Company Disclosure Schedule. The Company Disclosure Schedule will be arranged to correspond to the representations, warranties and other sections in this Agreement, it being understood and agreed that disclosures shall cause an item in the Company Disclosure Schedule to operate as an exception to a representation or warranty only to the extent that they are set forth in the corresponding section of the Company Disclosure Schedule or where the relevance of such disclosures to another section or sections is readily apparent from the text of such disclosures.

10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.5 Entire Agreement; Nonassignability; Parties in Interest.

(a) This Agreement and the documents and instruments delivered pursuant hereto, including the exhibits hereto, the Company Disclosure Schedule and the other schedules hereto:

(i) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, both of which shall continue in full force and effect in accordance with their terms and shall survive any termination of this Agreement;

(ii) are not intended to confer upon any other person any rights or remedies hereunder, except as provided in clause (b) of this Section 10.5; and

(iii) shall not be assigned by Parent or Merger Sub, on the one hand, or by the Company, on the other hand (by operation of law or otherwise), without the written consent of each of the parties hereto (and any purported assignment in violation of this

Agreement shall be void); provided, however, that Parent may substitute, by written notice to the Company, another direct or indirect Subsidiary of Parent, or an Affiliate of Parent, in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other person, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other person as of the date of such substitution.

(b) Except as provided in Section 6.6, this Agreement is not intended to, and does not, confer upon any person other than the parties who are signatories hereto any rights or remedies hereunder. The parties hereto further agree that the rights of third-party beneficiaries under Section 6.6 shall not arise unless and until the Effective Time occurs.

10.6 Severability. In the event that any provision of this Agreement, or the application thereof becomes, or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances other than those as to which it is determined to be illegal, void or unenforceable, will not be impaired or otherwise affected and will continue in full force and effect and be enforceable to the fullest extent permitted by Law.

10.7 Remedies Cumulative. Except as otherwise provided in Section 9.2(c) or elsewhere herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to parties residing in the State of Delaware, without regard to applicable principles of conflicts of law. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby and agrees that process may be served upon it in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process. Each of the parties irrevocably waives the right to trial by jury in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby.

10.9 Rules of Construction.

(a) The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c) As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and (ii) the words “hereby,” “herein,” “hereunder” and “hereto” shall be deemed to refer to this Agreement in its entirety and not to any specific section of this Agreement.

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Annexes” are intended to refer to Sections of this Agreement or the Company Disclosure Schedule, as appropriate, and Exhibits and Annexes to this Agreement.

(e) The headings and subheadings used in this Agreement are for convenience of reference only and shall have no force or effect whatsoever in interpreting any of the provisions of this Agreement.

10.10 Time is of the Essence; Enforcement. Time is of the essence of this Agreement. Each of the parties hereto agrees that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

10.11 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. Except as expressly set forth in this Agreement, the failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

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IN WITNESS WHEREOF, the Company, Parent, Merger Sub and the Stockholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

AMGEN INC.

By:	/s/ Kevin W. Sharer
Kevin W. Sharer Chairman of the Board, Chief Executive Officer and President

AVIATOR MERGER SUB, INC.

By:	/s/ David J. Scott
David J. Scott Secretary

AVIDIA, INC.

By:	/s/ Peter Van Vlasselaer
Peter Van Vlasselaer, Ph.D. Chief Executive Officer

ALLOY VENTURES, INC., as Stockholders’ Agent

By:	/s/ Leighton Read
Name: Leighton Read
Title: Vice President

[Signature Page to the Agreement and Plan of Merger]